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                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            MAIN STREET TRUST, INC.,

                            CITIZENS ACQUISITION LLC

                                       AND

                         CITIZENS FIRST FINANCIAL CORP.

                                NOVEMBER 7, 2004

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                                TABLE OF CONTENTS

ARTICLE 1
Definitions......................................................................................................      1
         1.1      Definitions....................................................................................      1
         1.2      Principles of Construction.....................................................................      7

ARTICLE 2
The Merger.......................................................................................................      8
         2.1      The Merger.....................................................................................      8
         2.2      Effective Time; Closing........................................................................      9
         2.3      Effects of Merger..............................................................................      9
         2.4      Certificate of Formation.......................................................................      9
         2.5      Operating Agreement............................................................................      9
         2.6      Manager........................................................................................      9
         2.7      MSTI's Deliveries at Closing...................................................................      9
         2.8      Citizens' Deliveries at Closing................................................................     11
         2.9      Alternative Structure..........................................................................     13
         2.10     Absence of Control.............................................................................     13

ARTICLE 3
Conversion of Securities in the Merger...........................................................................     13
         3.1      Additional Definitions...... ..................................................................     13
         3.2      Manner of Merger...............................................................................     14
         3.3      Election Procedures............................................................................     15
         3.4      Rights as Stockholders; Stock Transfers........................................................     17
         3.5      Fractional Shares..............................................................................     17
         3.6      Exchange Procedures............................................................................     17
         3.7      Anti-Dilution Provisions.......................................................................     19
         3.8      Tax Free Reorganization........................................................................     19
         3.9      Dissenting Shares..............................................................................     19

ARTICLE 4
Representations and Warranties of Citizens.......................................................................     20
         4.1      Citizens Organization..........................................................................     20
         4.2      Citizens Subsidiary Organization...............................................................     20
         4.3      Authorization; Enforceability..................................................................     20
         4.4      No Conflict....................................................................................     21
         4.5      Citizens Capitalization........................................................................     21
         4.6      Citizens Subsidiary Capitalization.............................................................     22
         4.7      Financial Statements and Reports...............................................................     23
         4.8      Books and Records..............................................................................     24
         4.9      Title to Properties............................................................................     24
         4.10     Condition and Sufficiency of Assets............................................................     24

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
         4.11     Loans; Allowance for Loan and Lease Losses.....................................................     25
         4.12     Undisclosed Liabilities; Adverse Changes.......................................................     25
         4.13     Taxes..........................................................................................     25
         4.14     Compliance with ERISA..........................................................................     26
         4.15     Compliance with Legal Requirements.............................................................     26
         4.16     Legal Proceedings; Orders......................................................................     27
         4.17     Absence of Certain Changes and Events..........................................................     27
         4.18     Properties, Contracts and Employee Benefit Plans...............................................     29
         4.19     No Defaults....................................................................................     32
         4.20     Insurance......................................................................................     32
         4.21     Compliance with Environmental Laws.............................................................     32
         4.22     Regulatory Filings.............................................................................     33
         4.23     Fiduciary Accounts.............................................................................     33
         4.24     Indemnification Claims.........................................................................     33
         4.25     Insider Interests..............................................................................     34
         4.26     Brokerage Commissions..........................................................................     34
         4.27     Approval Delays................................................................................     34
         4.28     Code Sections 280G and 4999....................................................................     34
         4.29     Disclosure.....................................................................................     34

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF MSTI AND ACQUISITION LLC.......................................................     35
         5.1      MSTI Organization..............................................................................     35
         5.2      MSTI Subsidiary Organization...................................................................     35
         5.3      Authorization; Enforceability..................................................................     35
         5.4      No Conflict....................................................................................     36
         5.5      MSTI Capitalization............................................................................     36
         5.6      MSTI Subsidiary Capitalization.................................................................     37
         5.7      Financial Statements and Reports...............................................................     37
         5.8      Books and Records..............................................................................     37
         5.9      Title to Properties............................................................................     37
         5.10     Condition and Sufficiency of Assets............................................................     38
         5.11     Loans; Allowance for Loan and Lease Losses.....................................................     38
         5.12     Undisclosed Liabilities; Adverse Changes.......................................................     39
         5.13     Taxes..........................................................................................     39
         5.14     Compliance with ERISA..........................................................................     39
         5.15     Compliance With Legal Requirements.............................................................     40
         5.16     Legal Proceedings; Orders......................................................................     40
         5.17     Absence of Certain Changes and Events..........................................................     41
         5.18     Material Contracts.............................................................................     41
         5.19     No Defaults....................................................................................     41
         5.20     Compliance with Environmental Laws.............................................................     42
         5.21     Regulatory Filings.............................................................................     42
         5.22     Indemnification Claims.........................................................................     42
         5.23     Brokerage Commissions..........................................................................     42
         5.24     Approval Delays................................................................................     42

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
         5.25     Disclosure.....................................................................................     42
         5.26     Financial Resources............................................................................     43

ARTICLE 6
Citizens' Covenants..............................................................................................     43
         6.1      Access and Investigation.......................................................................     43
         6.2      Operation of Citizens and Citizens Subsidiaries................................................     44
         6.3      Negative Covenant..............................................................................     45
         6.4      Subsequent Citizens Financial Statements; Securities Reports...................................     45
         6.5      Title to Real Estate...........................................................................     46
         6.6      Surveys........................................................................................     46
         6.7      Environmental Investigation....................................................................     46
         6.8      Advice of Changes..............................................................................     46
         6.9      Other Offers...................................................................................     47
         6.10     Voting Agreement...............................................................................     48
         6.11     Stockholders' Meeting..........................................................................     48
         6.12     Information Provided to MSTI...................................................................     48
         6.13     Treatment of Employee Benefit Plans............................................................     49
         6.14     Stock Options..................................................................................     49
         6.15     Data and Item Processing Agreements............................................................     49
         6.16     Tax Matters....................................................................................     49
         6.17     Officer and Other Agreements...................................................................     49
         6.18     Accounting and Other Adjustments...............................................................     49
         6.19     LaSalle Loan...................................................................................     50

ARTICLE 7
MSTI's Covenants.................................................................................................     50
         7.1      Access and Investigation.......................................................................     50
         7.2      Subsequent MSTI Financial Statements; Securities Reports.......................................     51
         7.3      Advice of Changes..............................................................................     51
         7.4      Information Provided to Citizens...............................................................     51
         7.5      Indemnification; Director and Officer Insurance................................................     52
         7.6      Employee Benefits..............................................................................     52
         7.7      Authorization and Reservation of MSTI Common Stock.............................................     52
         7.8      Subsidiary Board Seat..........................................................................     52
         7.9      Negative Covenants.............................................................................     52

ARTICLE 8
COVENANTS OF ALL PARTIES.........................................................................................     53
         8.1      Regulatory Approvals...........................................................................     53
         8.2      SEC Registration...............................................................................     53
         8.3      Necessary Approvals............................................................................     54
         8.4      Customer and Employee Relationships............................................................     54
         8.5      Publicity......................................................................................     54
         8.6      Best Efforts; Cooperation......................................................................     54

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
ARTICLE 9
Conditions Precedent to Obligations of MSTI......................................................................     54
         9.1      Accuracy of Representations and Warranties.....................................................     54
         9.2      Citizens' Performance..........................................................................     55
         9.3      Documents Satisfactory.........................................................................     55
         9.4      Corporate Approval.............................................................................     55
         9.5      No Proceedings.................................................................................     55
         9.6      Absence of Material Adverse Changes............................................................     55
         9.7      Consents and Approvals.........................................................................     55
         9.8      No Prohibition.................................................................................     55
         9.9      Registration Statement.........................................................................     55
         9.10     Dissenting Shares..............................................................................     56
         9.11     Employment Agreements..........................................................................     56
         9.12     Tax Opinion....................................................................................     56
         9.13     Minimum Stockholders' Equity...................................................................     56
         9.14     Allowance for Loan and Lease Losses............................................................     56
         9.15     Citizens Capitalization........................................................................     56
         9.16     Transactional Expenses.........................................................................     56

ARTICLE 10
Conditions Precedent to the Obligations of Citizens..............................................................     56
         10.1     Accuracy of Representations and Warranties.....................................................     56
         10.2     MSTI's Performance.............................................................................     57
         10.3     Documents Satisfactory.........................................................................     57
         10.4     Corporate Approval.............................................................................     57
         10.5     No Proceedings.................................................................................     57
         10.6     Absence of Material Adverse Changes............................................................     57
         10.7     Consents and Approvals.........................................................................     57
         10.8     No Prohibitions................................................................................     57
         10.9     Registration Statement.........................................................................     57
         10.10    Tax Opinion....................................................................................     57
         10.11    Fairness Opinion...............................................................................     58

ARTICLE 11
Termination......................................................................................................     58
         11.1     Reasons for Termination and Abandonment........................................................     58
         11.2     Effect of Termination..........................................................................     59
         11.3     Expenses.......................................................................................     59
         11.4     Citizens Termination Payments..................................................................     59
         11.5     MSTI Termination Payments......................................................................     61

ARTICLE 12
Miscellaneous....................................................................................................     62
         12.1     Governing Law..................................................................................     62
         12.2     Assignments, Successors and No Third Party Rights..............................................     62
         12.3     Waiver.........................................................................................     62
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
         12.4     Notices........................................................................................     62
         12.5     Entire Agreement...............................................................................     64
         12.6     Modification...................................................................................     64
         12.7     Severability...................................................................................     64
         12.8     Further Assurances.............................................................................     64
         12.9     Survival.......................................................................................     64
         12.10    Counterparts...................................................................................     64

                                       v
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                                  EXHIBIT INDEX

A          Form of Legal Opinion of Counsel to MSTI
B          Form of Legal Opinion of Counsel to Citizens
C          Form of Stock Option Cancellation Agreement
D          Form of Voting Agreement
E-1        Form of Landefeld Employment Agreement
E-2        Form of Smiley Employment Agreement
F          Description of Tax Opinion
G          Index Companies

                                 SCHEDULE INDEX

Citizens Schedules

   4.1        Citizens Organization
   4.2        Citizens Subsidiary Organization
   4.4        No Conflict
   4.5        Citizens Capitalization
   4.6        Citizens Subsidiary Capitalization
   4.7        Financial Statements and Reports
   4.9        Title to Properties
   4.11       Loans; Allowance for Loan and Lease Losses
   4.12       Undisclosed Liabilities; Adverse Changes
   4.14       Compliance with ERISA
   4.15       Compliance with Legal Requirements
   4.16       Legal Proceedings; Orders
   4.17       Absence of Certain Changes and Events
   4.18       Properties, Contracts and Employee Benefit Plans
   4.19       No Defaults
   4.20       Insurance
   4.21       Compliance with Environmental Laws
   4.25       Insider Interests
   4.26       Brokerage Commissions
   4.28       Code Sections 280G and 4999

MSTI Schedules

   5.4        No Conflict
   5.5        MSTI Capitalization
   5.9        Title to Properties
   5.12       Undisclosed Liabilities; Adverse Changes
   5.14       Compliance with ERISA
   5.15       Compliance With Legal Requirements
   5.16       Legal Proceedings; Orders
   5.17       Absence of Certain Changes and Events
   5.18       Material Contracts
   5.19       No Defaults
   5.20       Compliance with Environmental Laws
   5.23       Brokerage Commissions

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of November 7, 2004 (the "AGREEMENT DATE"), among MAIN STREET TRUST, INC., an Illinois corporation ("MSTI"), CITIZENS FIRST FINANCIAL CORP., a Delaware corporation ("CITIZENS"), and CITIZENS ACQUISITION LLC, a Delaware limited liability company ("ACQUISITION LLC").

                                    RECITALS

      A. The parties to this Agreement desire to effect a reorganization whereby MSTI desires to acquire control of Citizens through the merger (the "MERGER") of Citizens with and into Acquisition LLC, with Acquisition LLC being the surviving entity as a wholly owned subsidiary of MSTI (the "SURVIVING ENTITY").

      B. Pursuant to the terms of this Agreement, each outstanding share of the common stock of Citizens, $0.01 par value per share ("CITIZENS COMMON STOCK"), shall be converted at the effective time of the Merger into the right to receive: (a) shares of common stock of MSTI, $0.01 par value per share ("MSTI COMMON STOCK"); (b) cash; or (c) a combination of MSTI Common Stock and cash, all in the amounts set forth in this Agreement.

      C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

                                   AGREEMENTS

      In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

      1.1 DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

            (a) "ADJUSTED STOCKHOLDERS' EQUITY" means the consolidated tangible stockholders' equity of Citizens, calculated in accordance with GAAP and reflecting, among other things, the accrued income and expenses of Citizens for all periods ending on or prior to the Determination Date, but adjusted to exclude: (i) the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by Citizens or the Bank in connection with this Agreement and the Contemplated Transactions, including Citizens Transactional Expenses and any Remediation Cost (as defined in SECTION 6.7); (ii) changes in stockholders' equity resulting from the exercise or cash-out of any Citizens Stock Options from September 30, 2004, to the Closing Date (as defined below);
(iii) any realized gains or losses resulting from sales of investment securities effected by Citizens or any Citizens Subsidiary between September 30, 2004, and the Closing Date; (iv) any realized gains on the sale of any branch or on any other extraordinary sales; (v) any adjustments made in accordance with Statement of Financial Accounting Standard No. 115; and (vi) any accounting or other adjustments made pursuant to SECTION 6.18. Citizens' Adjusted Stockholders' Equity shall be calculated by Citizens' independent auditors, in consultation with MSTI's independent auditors, as of the close of business on the Determination Date using reasonable estimates of revenues and expenses where actual amounts are not available. For purposes of this calculation, Citizens shall assume a tax rate of 34%. Such calculation shall be subject to verification and approval prior to the Closing (as defined below) by MSTI's independent auditors, which approval shall not be unreasonably withheld.

            (b) "AFFILIATE" means with respect to:

                  (i) a particular individual: (A) each other member of such individual's Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (C) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

                  (ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

            (c) "BANK" means Citizens Savings Bank, an Illinois chartered savings bank with its main office located in Bloomington, Illinois, and a wholly-owned subsidiary of Citizens.

            (d) "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

            (e) "BREACH" means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

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            (f) "BUSINESS DAY" means any day on which the trading of stock occurs on the OTCBB.

            (g) "CALL REPORTS" means the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.

            (h) "CITIZENS SEC DOCUMENTS" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Citizens with the SEC.

            (i) "CITIZENS STOCKHOLDER" means a holder of record of Citizens Common Stock.

            (j) "CITIZENS STOCK OPTION" means each of the stock options granted by Citizens prior to the Agreement Date to a person under the terms of the Citizens Stock Option Plan or otherwise, and that is outstanding on the Agreement Date.

            (k) "CITIZENS STOCK OPTION PLAN" means the Citizens 1997 Stock Based Incentive Plan.

            (l) "CITIZENS SUBSIDIARY" means any Subsidiary of Citizens.

            (m) "CITIZENS TRANSACTIONAL EXPENSES" means: (i) all transaction costs of Citizens necessary to consummate the Contemplated Transactions; (ii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Citizens in connection with this Agreement and the Contemplated Transactions; (iii) the costs of preparing, printing and mailing the Proxy Statement to Citizens Stockholders and obtaining the approval of Citizens Stockholders of the Contemplated Transactions; (iv) all amounts paid or payable to any director, officer or employee of Citizens or any Citizens Subsidiary under any Contract or plan as a result of the Contemplated Transactions; and (v) all other non-payroll related costs and expenses in each case incurred or to be incurred by Citizens through the Effective Time in connection with this Agreement and the Contemplated Transactions.

            (n) "CODE" means the Internal Revenue Code of 1986, as amended.

            (o) "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by MSTI, Acquisition LLC and Citizens of their respective covenants and obligations under this Agreement; (iii) MSTI's acquisition of control of Citizens and, indirectly, the Bank; and (iv) MSTI's issuance of registered shares of MSTI Common Stock and payment of cash in exchange for shares of Citizens Common Stock.

            (p) "CONTRACT" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may

                                       3
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become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

            (q) "CRA" means the Community Reinvestment Act, as amended.

            (r) "DELAWARE ACT" means the Delaware Limited Liability Company Act, as amended.

            (s) "DETERMINATION DATE" means the close of business on the last Business Day preceding the Closing Date.

            (t) "DFPR" means all the Illinois Department of Professional and Financial Regulation.

            (u) "DGCL" means the Delaware General Corporation Law, as amended.

            (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (w) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            (x) "FAMILY" means with respect to an individual: (i) the individual; (ii) the individual's spouse and former spouses; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and (iv) any other natural person who resides with such individual.

            (y) "FDIC" means the Federal Deposit Insurance Corporation.

            (z) "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System.

            (aa) "GAAP" means generally accepted accounting principles in the United States consistent with those used in the preparation of the most recent audited consolidated financial statements of MSTI or Citizens, as the case may be.

            (bb) "INDEX VALUE" means, for a given date, the average of the closing prices per share of each of the common stock of the companies listed on Exhibit G as reported on the New York Stock Exchange, The Nasdaq Stock Market or the American Stock Exchange, as applicable, as of such date.

            (cc) "KNOWLEDGE" with respect to:

                  (i) an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

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                  (ii) a Person (other than an individual) means that such
Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months as a director, outside advisor, officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

            (dd) "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

            (ee) "MATERIAL ADVERSE EFFECT" with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5):
(i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis, but not including the effect of any change of any Legal Requirement or economic event affecting financial institutions generally.

            (ff) "MATERIAL INTEREST" means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

            (gg) "MSTI SEC DOCUMENTS" means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by MSTI with the SEC.

            (hh) "MSTI SUBSIDIARY" means any Subsidiary of MSTI.

            (ii) "OLD CERTIFICATES" means certificates formerly representing shares of Citizens Common Stock.

            (jj) "ORDER" means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

            (kk) "ORDINARY COURSE OF BUSINESS" means any action taken by a Person only if such action:

                  (i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

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

                  (ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

                  (iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

            (ll) "OTCBB" means the over-the-counter bulletin board.

            (mm) "OTS" means the office of Thrift Supervision.

            (nn) "PER SHARE CASH CONSIDERATION" means an amount equal to Thirty-Five Dollars ($35.00), in cash.

            (oo) "PER SHARE STOCK CONSIDERATION" means 1.1051 shares of MSTI Common Stock, calculated as the quotient of (i) Thirty-Five Dollars ($35.00), divided by (ii) Thirty-One Dollars and Sixty-Seven Cents ($31.67).

            (pp) "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

            (qq) "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

            (rr) "PROXY STATEMENT" means the proxy statement-prospectus to be used by Citizens in connection with the solicitation by its board of directors of proxies for use at the meeting of its stockholders to be convened for the purpose of voting on this Agreement and the Merger, pursuant to SECTION 6.11.

            (ss) "REGULATORY AUTHORITY" means any federal, state or local governmental body, agency, court or authority that, under applicable Legal
Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over Citizens, MSTI or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the DFPR, the FDIC and the OTS.

            (tt) "REPRESENTATIVE" means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

            (uu) "SEC" means the Securities and Exchange Commission.

            (vv) "SECURITIES ACT" means the Securities Act of 1933, as amended.

            (ww) "SUBSIDIARY" means with respect to any Person (the "OWNER"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

            (xx) "TAX" means any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

            (yy) "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            (zz) "THREATENED" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

      1.2   PRINCIPLES OF CONSTRUCTION.

            (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;
(iii) in computing periods from a specified date to a later specified date, the words "FROM" and "COMMENCING ON" (and the like) mean "FROM AND INCLUDING," and the words "TO," "UNTIL" and "ENDING on" (and the like) mean "TO, BUT EXCLUDING";
(iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Champaign, Illinois time; (vi) "INCLUDING" means "INCLUDING, BUT NOT LIMITED TO"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and
(x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

            (b) The Schedules referred to in this Agreement consist of the agreements and other documentation described and referred to in this Agreement, which Schedules were delivered by Citizens to MSTI or by MSTI to Citizens, as applicable, before the Agreement Date. The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the section of this Agreement to which they reasonably relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

            (c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

            (d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

                                   ARTICLE 2
                                   THE MERGER

      2.1 THE MERGER. Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the Delaware Act, at the Effective Time (as defined below), Citizens shall be merged with and into Acquisition LLC pursuant to the provisions of, and with the effects provided in, the DGCL and the Delaware Act, the separate corporate existence of Citizens shall cease and Acquisition LLC will be the Surviving Entity. As a result of the Merger, each share of Citizens Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration as defined and provided in ARTICLE 3.

      2.2 EFFECTIVE TIME; CLOSING.

            (a) Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger (the "CLOSING") shall occur through the mail or at a place that is mutually acceptable to MSTI and Citizens, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, located at 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, at 10:00 a.m. on the date that is ten (10) Business Days after the end of the calendar month in which all of the following conditions are satisfied: (i) the receipt of the last required regulatory approval of the Merger and the expiration of the last requisite waiting period; and (ii) the satisfaction or waiver in writing of all of the conditions provided for in ARTICLES 9 AND 10; whichever is later, or at such other time as Citizens and MSTI may agree in writing (the "CLOSING DATE"). Subject to the provisions of
ARTICLE 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

            (b) The parties hereto agree to file an appropriate certificate of merger as contemplated by Section 264 of the DGCL and Section 18-209 of the Delaware Act, with the Secretary of State of the State of Delaware. The Merger shall be effective on the Closing Date and at the time stated in the certificate of merger filed with the Secretary of State of the State of Delaware (the "EFFECTIVE TIME").

      2.3 EFFECTS OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 264 of the DGCL and Section 18-209 of the Delaware Act. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Acquisition LLC and Citizens shall be vested in the Surviving Entity, and all debts, liabilities and duties of Acquisition LLC and Citizens shall become the debts, liabilities and duties of the Surviving Entity.

      2.4 CERTIFICATE OF FORMATION. At the Effective Time, the certificate of formation of Acquisition LLC, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable law.

      2.5 OPERATING AGREEMENT. At the Effective Time, the operating agreement of Acquisition LLC, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with applicable law.

      2.6 MANAGER. From and after the Effective Time, until duly changed in compliance with applicable law and the certificate of formation and operating agreement of the Surviving Entity, the manager of the Surviving Entity shall be the manager of Acquisition LLC immediately prior to the Effective Time.

      2.7 MSTI'S DELIVERIES AT CLOSING. At the Closing, MSTI shall deliver or cause to be delivered the following items to or on behalf of Citizens:

            (a) a good standing certificate for MSTI issued by the Secretary of State of the State of Illinois and dated not more than fifteen (15) Business Days prior to the Closing Date;

            (b) a copy of the articles of incorporation of MSTI certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

            (c) a certificate of the Secretary or any Assistant Secretary of MSTI dated the Closing Date certifying a copy of the bylaws of MSTI;

            (d) copies of resolutions of the board of directors of MSTI approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of MSTI;

            (e) copies of resolutions of the manager and the sole member of Acquisition LLC approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the manager of Acquisition LLC;

            (f) a good standing certificate for Acquisition LLC issued by the Secretary of State of the State of Delaware, and dated not more than fifteen
(15) Business Days prior to the Closing Date;

            (g) a copy of the certificate of formation of Acquisition LLC certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

            (h) a certificate of the manager of Acquisition LLC dated the Closing Date certifying a copy of the operating agreement of Acquisition LLC;

            (i) a certificate executed by the manager of Acquisition LLC, dated the Closing Date, stating that: (i) all of the representations and warranties of Acquisition LLC set forth in this Agreement, as the same may have been updated pursuant to SECTION 7.3, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and
(ii) Acquisition LLC has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Acquisition LLC shall have performed and complied in all respects with such covenants and obligations;

            (j) a certificate executed by the Chief Executive Officer or Executive Vice President, and by the Secretary or any Assistant Secretary of MSTI, dated the Closing Date, stating that: (i) all of the representations and warranties of MSTI set forth in this Agreement, as the same may have been updated pursuant to SECTION 7.3, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) MSTI has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, MSTI shall have performed and complied in all respects with such covenants and obligations;

            (k) a legal opinion of MSTI's counsel dated the Closing Date in the form attached as Exhibit A;

            (l) the tax opinion described in SECTION 10.10; and

            (m) such other documents as Citizens may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Citizens and its counsel.

      2.8 CITIZENS' DELIVERIES AT CLOSING. At the Closing, Citizens shall deliver or cause to be delivered the following items to or on behalf of MSTI:

            (a) a good standing certificate for Citizens issued by each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois and dated in each case not more than fifteen (15) Business Days prior to the Closing Date;

            (b) a copy of the certificate of incorporation of Citizens certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

            (c) a certificate of the Secretary or any Assistant Secretary of Citizens dated the Closing Date certifying a copy of the bylaws of Citizens;

            (d) copies of resolutions of the board of directors and Citizens Stockholders authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of Citizens;

            (e) a good standing certificate for the Bank issued by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

            (f) a copy of the charter of the Bank certified by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

            (g) a certificate of the Cashier of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to the immediately preceding paragraph of this Section;

            (h) a certificate executed by the Chief Executive Officer or Executive Vice President, and by the Secretary or any Assistant Secretary of Citizens, dated the Closing Date, stating that: (i) all of the representations and warranties of Citizens set forth in this Agreement, as the same may have been updated pursuant to SECTION 6.8, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Citizens has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Citizens shall have performed and complied in all respects with such covenants and obligations; and

            (i) a list of all Citizens Stockholders as of the Determination Date and a list of all Persons as of the Determination Date who have the right at any time to acquire shares of Citizens Common Stock, certified in each case by the Secretary or any Assistant Secretary of Citizens;

            (j) owner's title insurance policies issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to MSTI in accordance with the title commitments delivered by Citizens to MSTI in accordance with SECTION 6.5, and in each case, in policy amounts at least equal to the book value of the property covered by such policies, as shown on the books and records of Citizens or the Bank;

            (k) a legal opinion of Citizens' counsel dated the Closing Date in the form attached as Exhibit B;

            (l) a certificate of each of Citizens' legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by Citizens prior to and including the Effective Time have been paid in full;

            (m) a resignation from each of the directors and executive officers of Citizens and the Bank, all as the same may be identified in writing by MSTI, from such individual's position as a director and/or an officer of Citizens and/or the Bank, as the case may be;

            (n) a Stock Option Cancellation Agreement between Citizens and any holder of Citizens Stock Options, in the form attached as Exhibit C; and

            (o) such other documents as MSTI may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to MSTI and its counsel.

      2.9 ALTERNATIVE STRUCTURE. Notwithstanding anything contained herein to the contrary, upon receipt of Citizens' prior written consent (which consent shall not be unreasonably withheld), MSTI may specify, for any reasonable business, tax or regulatory purpose, that, before the Effective Time, MSTI, Acquisition LLC and Citizens shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of Citizens with any Affiliate of MSTI, and the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change in the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the Citizens Stockholders.

      2.10 ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither MSTI nor Citizens by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

                                   ARTICLE 3
                     CONVERSION OF SECURITIES IN THE MERGER

      3.1 ADDITIONAL DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

            (a) "AGGREGATE CASH ELECTION NUMBER" means the aggregate number of Cash Election Shares, Non-Election Shares and Mandatory Election Shares (as each such term is defined in SECTION 3.3(B)) held by all Citizens Stockholders.

            (b) "AGGREGATE STOCK ELECTION NUMBER" means the aggregate number of Stock Election Shares (as defined in SECTION 3.3(B)) held by all Election Stockholders.

            (c) "CASH ELECTION EXCESS AMOUNT" means the amount, if any, by which the Aggregate Cash Election Number exceeds the Required Cash Election Number.

            (d) "CASH ELECTION PERCENTAGE" means, for each Election Stockholder, the quotient of: (i) such stockholder's Individual Cash Election Number; divided by (ii) the Aggregate Cash Election Number.

            (e) "ELECTION STOCKHOLDER" means a Citizens Stockholder that is not a Mandatory Cash Stockholder.

            (f) "INDIVIDUAL CASH ELECTION NUMBER" means the number of Cash Election Shares and Non-Election Shares held by an Election Stockholder.

            (g) "INDIVIDUAL STOCK ELECTION NUMBER" means the number of Stock Election Shares held by an Election Stockholder.

            (h) "MANDATORY CASH STOCKHOLDER" means a Citizens Stockholder that holds fewer than one hundred (100) shares of Citizens Common Stock at the Effective Time.

            (i) "OUTSTANDING CITIZENS SHARES" means the number of shares of Citizens Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares held as treasury stock.

            (j) "STOCK ELECTION EXCESS AMOUNT" means the amount, if any, by which the Aggregate Stock Election Number exceeds the Required Stock Election Number.

            (k) "STOCK ELECTION PERCENTAGE" means, for each Election Stockholder, the quotient of: (i) such stockholder's Individual Stock Election Number; divided by (ii) the Aggregate Stock Election Number.

            (l) "REQUIRED CASH ELECTION NUMBER" means the number equal to fifty percent (50%) of the Outstanding Citizens Shares.

            (m) "REQUIRED STOCK ELECTION NUMBER" means the number equal to fifty percent (50%) of the Outstanding Citizens Shares.

      3.2 MANNER OF MERGER. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

            (a) Each membership interest of Acquisition LLC issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable membership interest of the Surviving Entity.

            (b) Each share of Citizens Common Stock held by any Election Stockholder (other than shares held by Citizens or any Citizens Subsidiary, except for shares held by any of them in a fiduciary capacity, and Dissenting Shares) shall be converted, subject to the election of the holder as provided in, and subject to the limitations set forth in, this Article, into: (i) the Per Share Stock Consideration, or (ii) the Per Share Cash Consideration. The Per Share Cash Consideration that may be paid, on an aggregate basis, to Citizens Stockholders is referred to herein as the "CASH CONSIDERATION," and the Per Share Stock Consideration that may be paid, on an aggregate basis, to Citizens Stockholders is referred to herein as the "STOCK CONSIDERATION." The Cash Consideration and the Stock Consideration are referred to herein collectively as the "MERGER CONSIDERATION." Each Outstanding Citizens Share held by any Mandatory Cash Stockholder (other than shares held by Citizens or any Citizens Subsidiary, except for shares held by any of them in a fiduciary capacity, and Dissenting Shares) shall be converted into the right to receive the Per Share Cash Consideration.

            (c) Each share of Citizens Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

            (d) An Election Stockholder may, upon the making of a proper election under SECTION 3.3, elect to receive all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration in exchange for their shares of Citizens Common Stock.

            (e) Notwithstanding any other provision contained in this Agreement, on an aggregate basis, fifty percent (50%) of the Outstanding Citizens Shares shall be converted into the Stock Consideration and the remaining fifty percent (50%) of the Outstanding Citizens Shares shall be converted into the Cash Consideration.

3.3 ELECTION PROCEDURES.

            (a) An election form in such form as MSTI and Citizens shall mutually agree (an "ELECTION FORM") shall be mailed no later than the Mailing Date (as defined below) to each Election Stockholder as of the Effective Time. The "MAILING DATE" shall be the date that is ten (10) Business Days after the Effective Time.

            (b) Each Election Form shall entitle the Election Stockholder (or the beneficial owner of Citizens Common Stock through appropriate and customary documentation and instructions) to: (i) elect to receive the Stock Consideration for all of such holder's shares (a "STOCK ELECTION"); (ii) elect to receive the Cash Consideration for all of such holder's shares (a "CASH ELECTION"); (iii) elect to receive the Stock Consideration with respect to some of such holder's shares and the Cash Consideration with respect to such holder's remaining shares (a "MIXED ELECTION"), provided that no Citizens Stockholder may make a Mixed Election in which such Citizens Stockholder elects to receive the Stock Consideration with respect to fewer than one hundred (100) of such holder's shares; or (iv) make no valid election as to the receipt of the Cash Consideration or the Stock Consideration (a "NON-ELECTION"). Holders of record of shares of Citizens Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "SHARE REPRESENTATIVE") may submit multiple Election Forms, provided that such Share Representative certifies that each such Election Form covers all the shares of Citizens Common Stock held by that Share Representative for a particular beneficial owner. Shares of Citizens Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "CASH ELECTION SHARES." Shares of Citizens Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "STOCK ELECTION SHARES." Shares of Citizens Common Stock as to which no election has been made are referred to as "NON-ELECTION SHARES." Shares of Citizens Common Stock held by any Mandatory Cash Stockholder are referred to herein as "MANDATORY ELECTION SHARES." For purposes of this Section, Dissenting Shares shall be deemed Cash Election Shares.

            (c) To be effective, a properly completed Election Form must be received by BankIllinois, an Illinois state bank with its main office located in Champaign, Illinois, and an MSTI Subsidiary (the "EXCHANGE Agent"), on or before 5:00 p.m. on the thirtieth (30th) Business Day following the Mailing Date (or such other time and date as MSTI and Citizens may mutually agree) (the "ELECTION DEADLINE"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and, if required by MSTI, indemnification and a surety bond, regarding the loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of Citizens Common Stock covered by such Election Form, together with a duly executed Transmittal Letter included with the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

            (d) Within ten (10) Business Days after the Election Deadline, MSTI shall cause the Exchange Agent to effect the allocation among Election Stockholders of rights to receive the Cash Consideration and the Stock Consideration as follows:

                  (i) If the Aggregate Stock Election Number exceeds the Required Stock Election Number, then all Cash Election Shares and all Non-Election Shares will be converted into the right to receive the Cash Consideration, and, with respect to each holder of Stock Election Shares, then:

                        (A) that number of Stock Election Shares which is equal to the product obtained by multiplying (1) the Stock Election Excess Amount by
(2) such stockholder's Stock Election Percentage (such amount being referred to as such stockholder's "INDIVIDUAL STOCK EXCESS AMOUNT"), shall be converted into the right to receive the Cash Consideration; and

                        (B) that number of Stock Election Shares equal to the difference between (1) such stockholder's Individual Stock Election Number, less
(2) such stockholder's Individual Stock Excess Amount, shall be converted into the right to receive the Stock Consideration.

                  (ii) If the Aggregate Cash Election Number exceeds the Required Cash Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and, with respect to each holder of Cash Election Shares and Non-Election Shares, then:

                        (A) that number of Cash Election Shares and Non-Election Shares which is equal to the product obtained by multiplying (1) the Cash Election Excess Amount by (2) such stockholder's Cash Election Percentage (such amount being referred to as such stockholder's "INDIVIDUAL CASH EXCESS AMOUNT"), shall be converted into the right to receive the Stock Consideration; and

                        (B) that number of Cash Election Shares and Non-Election Shares which is equal to the difference between (1) such stockholder's Individual Cash Election Number, less (2) such stockholder's Individual Cash Excess Amount, shall be converted into the right to receive the Cash Consideration.

                  (iii) If the Aggregate Stock Election Number is equal to the Required Stock Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and all Cash Election Shares and Non-Election Shares will be converted into the right to receive the Cash Consideration.

                  (iv) If (A) all Election Stockholders make only a Stock Election, and (B) there are no Mandatory Cash Stockholders, such that the Aggregate Stock Election Number is equal to one hundred percent (100%) of the Outstanding Citizens Shares, then the Outstanding Citizens Shares held by each Election Stockholder shall be converted into the Merger Consideration in accordance with the following formula, viz., fifty percent (50%) of the shares of Citizens Common Stock held by each Election Stockholder shall be converted into the right to receive the Stock Consideration, and fifty percent (50%) of the shares of Citizens Common Stock held by each Election Stockholder shall be converted into the right to receive the Cash Consideration.

                  (v) If all Election Stockholders make only a Cash Election, such that the Aggregate Cash Election Number is equal to one hundred percent (100%) of the Outstanding Citizens Shares, then the Exchange Agent shall allocate the Cash Consideration and the Stock Consideration on a pro rata basis among all Election Stockholders, such that, following such allocation and taking into account the Cash Consideration to be paid to any Mandatory Cash Stockholders, fifty percent (50%) of the Outstanding Citizens Shares are converted into the right to receive the Stock Consideration, and fifty percent (50%) of the Outstanding Citizens Shares are converted into the right to receive the Cash Consideration.

      3.4 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, Citizens Stockholders shall cease to be, and shall have no rights as, Citizens Stockholders, other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Citizens or the Surviving Entity of shares of Citizens Common Stock.

      3.5 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of MSTI Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, MSTI shall pay to each Citizens Stockholder who would otherwise be entitled to a fractional share of MSTI Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by Thirty-One Dollars and Sixty-Seven Cents ($31.67).

      3.6 EXCHANGE PROCEDURES

            (a) On the Mailing Date, and with the Election Form, if applicable, the Exchange Agent shall mail to each Citizens Stockholder instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration (the "TRANSMITTAL LETTER"). Upon proper surrender to the Exchange Agent of an Old Certificate for exchange and cancellation, together with such properly completed and duly executed Transmittal Letter, the holder of such Old Certificates shall be entitled to receive in exchange therefor: (i) a new certificate representing that number of whole shares of MSTI Common Stock that such holder has the right to receive pursuant to this Article; (ii) a check representing the amount of Cash Consideration that such holder is entitled to receive pursuant to this Article; and (iii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article, and the Old Certificates so surrendered shall forthwith be cancelled.

            (b) On the Closing Date, MSTI shall deposit with the Exchange Agent for the benefit of holders of Old Certificates: (i) cash or immediately available funds equal to the aggregate Cash Consideration; and (ii) certificates representing the shares of MSTI Common Stock to be issued as Stock Consideration (the "EXCHANGE FUND"). The Exchange Fund shall be held by the Exchange Agent for the benefit of Citizens Stockholders pursuant to the terms of an Exchange Agent Agreement in such form as MSTI and Citizens shall mutually agree. All fees, costs and expenses of the Exchange Agent shall be borne solely by MSTI.

            (c) Neither the Exchange Agent nor any party hereto shall be liable to any former Citizens Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (d) No dividends or other distributions with respect to MSTI Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Citizens Common Stock converted in the Merger into the right to receive shares of MSTI Common Stock until the holder of such unsurrendered Old Certificate shall be entitled to receive a new certificate representing shares of MSTI Common Stock in exchange therefor in accordance with the procedures set forth in this Section. After becoming so entitled in accordance with this Section, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of MSTI Common Stock such holder had the right to receive upon surrender of the Old Certificates.

            (e) Any portion of the Merger Consideration that remains unclaimed by the Citizens Stockholders on the first anniversary of the Effective Time shall be paid to MSTI to be held for the benefit of holders of unsurrendered Old Certificates. Any Citizens Stockholders who have not theretofore complied with this Article shall thereafter look only to MSTI for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on MSTI Common Stock deliverable in respect of each share of Citizens Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

            (f) If a certificate representing shares of MSTI Common Stock or a check representing Cash Consideration is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to MSTI any transfer or other taxes required by reason of the issuance of a certificate representing shares of MSTI Common Stock or a check representing Cash Consideration in any name other than that of the registered holder of the Old Certificate surrendered, or otherwise required, or shall establish to the satisfaction of MSTI that such tax has been paid or is not payable.

      3.7 ANTI-DILUTION PROVISIONS.

            (a) If MSTI issues additional shares of MSTI Common Stock (other than as provided below) or declares a stock dividend, stock split, reverse split or other general distribution, reclassification or recapitalization of MSTI Common Stock and the record date for such stock dividend, stock split, distribution, reclassification or recapitalization occurs at any time after the Agreement Date and prior to the Effective Time, then the amount of Stock Consideration shall be adjusted appropriately to give effect to the change in MSTI capitalization. Notwithstanding the foregoing, no adjustment shall be made to the amount of Stock Consideration: (i) in the event of the issuance of additional shares of MSTI Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of MSTI pursuant to any stock incentive, qualified or non-qualified retirement, or dividend reinvestment plans; or (ii) in the event of the issuance of additional shares of MSTI Common Stock or other securities pursuant to a public offering, private placement or an acquisition of one or more banks, corporations or business assets for consideration which the board of directors, or a duly authorized committee of the board of directors, of MSTI in its reasonable business judgment determines to be fair and reasonable.

            (b) Subject only to making any adjustment to the Stock Consideration and related computations prescribed by this Section, nothing contained in this Agreement is intended to preclude MSTI from amending its articles of incorporation to change its capital structure or from issuing additional shares of MSTI Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

      3.8 TAX FREE REORGANIZATION. The parties to this Agreement intend for the Merger to qualify as a nontaxable reorganization within the meaning of Section 368 and related sections of the Code and agree to cooperate and to take such actions as may be reasonably necessary to ensure such result and no party shall file any Tax Return or take any action or position inconsistent therewith, except as required pursuant to any Legal Requirement.

      3.9 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to Citizens Stockholders pursuant to the provisions of any applicable Legal Requirements, including Section 262 of the DGCL, any shares of Citizens Common Stock held by a Person who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Legal Requirements concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person's shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such Citizens

Stockholders, the "DISSENTING SHARES"), shall not be converted pursuant to
SECTION 3.2, but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the applicable Legal Requirements, including, if applicable, any costs determined to be payable by Citizens to the holders of Dissenting Shares pursuant to an order of any court pursuant to any applicable Legal Requirements; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Legal Requirements shall be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration as is determined in accordance with this
ARTICLE 3.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF CITIZENS

      Citizens hereby represents and warrants to MSTI that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

      4.1 CITIZENS ORGANIZATION. Citizens: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the OTS as a savings and loan holding company under the federal Home Owners' Loan Act, as amended (the "HOLA"); and (c) has full power and authority, corporate and otherwise, to operate as a savings and loan holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the certificate of incorporation and bylaws of Citizens and all amendments thereto are set forth on SCHEDULE 4.1 and are complete and correct. Citizens has no Subsidiaries other than the Bank and as set forth on SCHEDULE 4.1.

      4.2 CITIZENS SUBSIDIARY ORGANIZATION. The Bank is an Illinois chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each other Citizens Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each Citizens Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the charter and bylaws (or similar organizational documents) of each Citizens Subsidiary and all amendments thereto are set forth on SCHEDULE 4.2 and are complete and correct.

      4.3 AUTHORIZATION; ENFORCEABILITY.

            (a) Citizens has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Citizens, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to stockholder approval, and this Agreement constitutes a legal, valid and binding obligation of Citizens enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

            (b) Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws or similar organizational documents of Citizens or any Citizens
Subsidiary: (i) prohibits or restricts Citizens' ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject MSTI to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Citizens has unanimously approved the execution of, and performance by Citizens of its obligations under, this Agreement.

      4.4 NO CONFLICT. Except as set forth on SCHEDULE 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter or bylaws (or similar organizational documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholders of Citizens or any Citizens Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Citizens or any Citizens Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the HOLA, the Federal Deposit Insurance Act, as amended (the "FDIA"), the Securities Act, the Exchange Act, the DGCL, the Delaware Act and the Illinois Savings Bank Act (the "ISBA"); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Citizens or any Citizens Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Citizens or any Citizens Subsidiary. Except for the approvals referred to in SECTION 8.1 and the requisite approval of its stockholders, neither Citizens nor any Citizens Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.5 CITIZENS CAPITALIZATION.

            (a) The authorized capital stock of Citizens currently consists exclusively of: (i) 8,000,000 shares of Citizens Common Stock, of which, as of the Agreement Date, 2,817,500 shares are duly issued, fully paid and non-assessable, including 1,298,289 shares that are held by Citizens as treasury shares; and (ii) 1,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of the Agreement Date. As of September 30, 2004, Citizens had issued and outstanding Citizens Stock Options for the purchase of 242,100 shares of Citizens Common Stock, with an average exercise price of $13.07. A complete list of all Citizens Stock Options, including the exercise price, date of grant, number granted and vesting schedule of all such options for each holder thereof is set forth in SCHEDULE 4.5. The maximum number of shares of Citizens Common Stock that would be outstanding immediately prior to the Effective Time, excluding treasury shares, if all options, warrants, conversion rights and other rights with respect thereto were exercised and the restrictions on any restricted stock were no longer applicable is 1,761,311 shares. Citizens acknowledges that the Per Share Cash Consideration and the Per Share Stock Consideration have each been determined based on the accuracy of the representations and warranties made in this SECTION 4.5 with respect to the number of outstanding Citizens Shares and the number of Citizens Stock Options and the exercise prices thereof (as set forth on SCHEDULE 4.5), and acknowledges that any Breach of such representations and warranties shall be deemed to have a Material Adverse Effect on Citizens for purposes of this Agreement.

            (b) The shares of Citizens Common Stock to be issued upon exercise of any Citizens Stock Options are validly authorized and, upon exercise of the Citizens Stock Options in accordance with their terms, will be validly issued, fully paid and non-assessable. None of the shares of Citizens Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. Since December 31, 2003, except as disclosed in or permitted by this Agreement or as provided on SCHEDULE 4.5, no shares of Citizens capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Citizens or any Citizens Subsidiary and no dividends or other distributions payable in any equity securities of Citizens or any Citizens Subsidiary have been declared, set aside, made or paid to the Citizens Stockholders. To the Knowledge of Citizens, none of the shares of authorized capital stock of Citizens are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth in SCHEDULE 4.5, there are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Citizens or any Citizens Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Citizens or any Citizens Subsidiary, and except as provided in this Section or otherwise disclosed in this Agreement, Citizens is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of Citizens. Citizens does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank and as set forth in SCHEDULE 4.5 or the Citizens SEC Documents.

      4.6 CITIZENS SUBSIDIARY CAPITALIZATION. The authorized capital stock of the Bank consists, and immediately prior to the Effective Time, will consist exclusively of 8,000 shares of capital stock, $1.00 par value per share (the "BANK SHARES"), 1,000 of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable, except to the extent subject to assessment under the ISBA or the FDIA.

Citizens is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the Bank Shares and all of the issued and outstanding shares of capital stock of each other Citizens Subsidiary, free and clear of any lien or encumbrance whatsoever. The Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim except pursuant to this Agreement and as set forth on
SCHEDULE 4.6. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Citizens Subsidiary, except for such rights held exclusively by Citizens. There are no outstanding securities of any Citizens Subsidiary that are convertible into or exchangeable for any shares of such Citizens Subsidiary's capital stock, except for such rights held exclusively by Citizens, and no Citizens Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Citizens Subsidiary. Neither Citizens nor any Citizens Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on SCHEDULE 4.6.

      4.7 FINANCIAL STATEMENTS AND REPORTS. True, correct and complete copies of the following financial statements are included in SCHEDULE 4.7:

            (a) audited Consolidated Balance Sheets for Citizens as of December 31, 2001, 2002 and 2003, and the related audited Consolidated Statements of Income, Statements of Cash Flows and Consolidated Statements of Changes in Stockholders' Equity of Citizens for the years ended December 31, 2001, 2002 and 2003;

            (b) unaudited Consolidated Balance Sheet for Citizens as of June 30, 2004, and the related unaudited Consolidated Statements of Income, Statements of Cash Flows; and

            (c) Call Reports for the Bank as of the close of business on December 31, 2001, 2002 and 2003, and for the six months ended June 30, 2004.

      The financial statements described in clauses (a) and (b) have been prepared in conformity with GAAP and comply in all material respects with the published rules and regulations of the SEC. The financial statements described in clause (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements described in clauses (a), (b) and (c) above (collectively, and including the notes thereto, the "CITIZENS FINANCIAL STATEMENTS") are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Citizens and the Bank as at the respective dates of, and for the periods referred to in, the Citizens Financial Statements, subject to normal year-end non-material audit adjustments in amounts consistent with past practice in the case of the unaudited Citizens Financial Statements. The Citizens Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Citizens Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective Citizens Financial Statements.

      4.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of Citizens and each Citizens Subsidiary are complete and correct in all material respects and have been maintained in accordance with Citizens' business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of Citizens and each Citizens Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of Citizens and the Citizens Subsidiaries.

      4.9 TITLE TO PROPERTIES. Citizens and each Citizens Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent Citizens Financial Statement or on SCHEDULE 4.6 or
SCHEDULE 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Citizens Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as "PERMITTED EXCEPTIONS"). Except as set forth on SCHEDULE 4.9, Citizens and each Citizens Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis, all buildings and structures owned by Citizens and each Citizens Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

      4.10 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment of Citizens and each Citizens Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis, the real property, buildings, structures and equipment owned or leased by Citizens and each Citizens Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that Citizens or any Citizens Subsidiary purport to own are sufficient for the continued conduct of the business of Citizens and each Citizens Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

      4.11 LOANS; ALLOWANCE FOR LOAN AND LEASE LOSSES. Except as contemplated as set forth in SCHEDULE 4.11, all loans and loan commitments extended by any Citizens Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the "CITIZENS LOANS") were made materially in accordance with the lending policies of such Citizens Subsidiary in the Ordinary Course of Business. The Citizens Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such Citizens Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. All such Citizens Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, set forth on SCHEDULE 4.9) and each Citizens Subsidiary has complied, and at the Closing will have complied with all Legal Requirements relating to such Citizens Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. The allowance for loan and lease losses of each Citizens Subsidiary is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of Citizens: (i) none of the Citizens Loans is subject to any material offset or claim of offset; and
(ii) the aggregate loan balances in excess of the Bank's allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

      4.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth on
SCHEDULE 4.12, neither Citizens nor any Citizens Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Citizens Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth on SCHEDULE 4.12, since the date of the latest Citizens Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of Citizens or any Citizens Subsidiary, and, to Citizens' Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis.

      4.13 TAXES. Citizens and each Citizens Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. Citizens and each Citizens Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Citizens or any Citizens Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of Citizens, Threatened against Citizens or any Citizens Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by Citizens or any Citizens Subsidiary is presently being conducted or, to the Knowledge of Citizens, Threatened by any Regulatory Authority. Citizens has delivered or made available to MSTI true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by Citizens and each Citizens Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for any of Citizens or any Citizens Subsidiary for any such time period.

      4.14 COMPLIANCE WITH ERISA. Except as set forth on SCHEDULE 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) and all Citizens Employee Benefit Plans established or maintained by Citizens or any Citizens Subsidiary or to which Citizens or any Citizens Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Citizens or any Citizens Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of Citizens or any Citizens Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Citizens or such Citizens Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

      4.15 COMPLIANCE WITH LEGAL REQUIREMENTS. Citizens and each Citizens Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on SCHEDULE 4.15, and except for the Existing MOU (as defined in SECTION 4.16), each of Citizens and each Citizens Subsidiary is, and at all times since January 1, 2001, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Citizens or any Citizens Subsidiary of, or a failure on the part of Citizens or any Citizens Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Citizens or any Citizens Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. Except as set forth on SCHEDULE 4.15, and except for the Existing MOU, neither Citizens nor any Citizens Subsidiary has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Citizens have any Knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of Citizens or any Citizens Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis.

      4.16 LEGAL PROCEEDINGS; ORDERS.

            (a) SCHEDULE 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of Citizens, Threatened against, affecting or involving Citizens or any Citizens Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2001, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on Citizens on a consolidated basis, and there is no fact to Citizens' Knowledge that would provide a basis for any other Proceeding or Order. To the Knowledge of Citizens, no officer, director, agent or employee of Citizens or any Citizens Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Citizens or any Citizens Subsidiary as currently conducted.

            (b) Except for the memorandum of understanding described on SCHEDULE
4.16 (the "EXISTING MOU"), neither Citizens nor any Citizens Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has Citizens or any Citizens Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing. Citizens is in compliance with all of the material terms of the Existing MOU.

      4.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on
SCHEDULE 4.17, since December 31, 2003, Citizens and each Citizens Subsidiary has conducted its respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each, since December 31, 2003, there has not been any:

            (a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except as reflected on the Citizens Financial Statements or in the Citizens SEC Documents;

            (b) amendment of its certificate of incorporation, charter or bylaws (or similar organizational documents) or adoption of any resolutions by its board of directors or stockholders with respect to the same;

            (c) payment or increase of any bonus, salary or other compensation to any of its stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing Citizens Employee Benefit Plans (as defined below), or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty
(30) days' notice or less, without penalty or premium;

            (d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Citizens Employee Benefit Plan;

            (e) material damage to or destruction or loss of any of its assets or property, whether or not covered by insurance;

            (f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

            (g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by Citizens or any Citizens Subsidiary of more than $25,000 annually with respect to any such lease, Contract or license or more than $100,000 in the aggregate with respect to all such leases, Contracts or licenses;

            (h) Citizens Loan or commitment to make any Citizens Loan other than in the Ordinary Course of Business;

            (i) Citizens Loan or commitment to make, renew, extend the term or increase the amount of any Citizens Loan to any Person if such Citizens Loan or any other Citizens Loans to such Person or an Affiliate of such Person is on the "watch list" or similar internal report of Citizens or any Citizens Subsidiary, or was classified as "substandard," "doubtful," "loss," or "other loans specially mentioned" or listed as a "potential problem loan" prior to the commitment, renewal, extension or increase; provided, however, that nothing in this Agreement shall prohibit Citizens or any Citizens Subsidiary from honoring any contractual obligation in existence on the Agreement Date;

            (j) sale, lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties except for Permitted Exceptions;

            (k) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

            (l) cancellation or waiver by it of any claims or rights other than in the Ordinary Course of Business;

            (m) any investment by it of a capital nature exceeding $25,000 or aggregate investments of a capital nature exceeding $100,000;

            (n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

            (o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

            (p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Citizens to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

            (q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

            (r) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

            (s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction, except in the Ordinary Course of Business and except for sales by Citizens of "other real estate owned" and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

            (t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements; or

            (u) agreement, whether oral or written, by it to do any of the foregoing.

      4.18 PROPERTIES, CONTRACTS AND EMPLOYEE BENEFIT PLANS. Except for Contracts evidencing Citizens Loans made by the Bank in the Ordinary Course of Business, SCHEDULE 4.18 lists or describes the following with respect to Citizens and each Citizens Subsidiary:

            (a) all real property owned by Citizens and each Citizens Subsidiary and each lease of real property to which Citizens and each Citizens Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of Citizens or such Citizens Subsidiary;

            (b) all borrowings by Citizens or any Citizens Subsidiary, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

            (c) each Contract that involves performance of services or delivery of goods or materials by Citizens or any Citizens Subsidiary after the Agreement Date of an amount or value in excess of $50,000 under each Contract;

            (d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Citizens or any Citizens Subsidiary after the Agreement Date in excess of $50,000;

            (e) each Contract not referred to elsewhere in this Section that:

                  (i) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or

                  (ii) materially affects the business or financial condition of Citizens or any Citizens Subsidiary;

            (f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $20,000 and with terms, excluding any renewal terms, of less than one year);

            (g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, "INTELLECTUAL PROPERTY ASSETS"), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of Citizens or any Citizens Subsidiary;

            (h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

            (i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by Citizens or any Citizens Subsidiary with any other Person;

            (j) each Contract containing covenants that in any way purport to restrict the business activity of Citizens or any Citizens Subsidiary or any Affiliate of any of the foregoing, or limit the ability of Citizens or any Citizens Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

            (k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

            (l) the name and annual salary of each director and executive officer (as defined for purposes of Regulation O of the Federal Reserve) of Citizens and each Citizens Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Citizens, each Citizens Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2003, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

            (m) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Citizens or any Citizens Subsidiary for the benefit of the officers, directors or employees of Citizens or any Citizens Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by Citizens or any Citizens Subsidiary for the benefit of the employees of Citizens or any Citizens Subsidiary (collectively, the "CITIZENS EMPLOYEE BENEFIT PLANS"), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of Citizens or any Citizens Subsidiary;

            (n) the name of each Person who is or would be entitled pursuant to any Contract of Citizens or Citizens Subsidiaries or Citizens Employee Benefit Plan to receive any payment from MSTI, any MSTI Subsidiary, Citizens or any Citizens Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person's employment or position following such consummation) and the maximum amount of such payment (except for Contracts entered into as required by this Agreement);

            (o) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Citizens or any Citizens Subsidiary to be responsible for consequential damages;

            (p) each Contract for capital expenditures in excess of $50,000;

            (q) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Citizens or any Citizens Subsidiary other than in the Ordinary Course of Business; and

            (r) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

      Copies of each document, plan or Contract listed and described on SCHEDULE
4.18 are appended to such Schedule.

      4.19 NO DEFAULTS. Except as set forth on SCHEDULE 4.19, to the Knowledge of Citizens, each Contract identified or required to be identified on SCHEDULE
4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. Citizens and each Citizens Subsidiary is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of each Contract under which either Citizens or any Citizens Subsidiary has or had any obligation or liability or by which Citizens or any Citizens Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. To the knowledge of Citizens, each other Person that has or had any obligation or liability under any such Contract under which Citizens or any Citizens Subsidiary has or had any rights is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Citizens on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Citizens, any Citizens Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any Citizens Loan, neither Citizens nor any Citizens Subsidiary has given to or received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Citizens or any Citizens Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

      4.20 INSURANCE. SCHEDULE 4.20 lists the policies and material terms of insurance (including bankers' blanket bond and insurance providing benefits for employees) owned or held by Citizens or any Citizens Subsidiary on the Agreement Date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

      4.21 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth on SCHEDULE 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Citizens or any Citizens Subsidiary or any of their respective assets that are pending or, to the Knowledge of Citizens, Threatened, nor to the Knowledge of Citizens is there any factual basis for any of the foregoing, as a result of any asserted failure of Citizens or any Citizens Subsidiary, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the "ENVIRONMENTAL LAWS"). No environmental clearances or other governmental approvals are required for the conduct of the business of Citizens or any Citizens Subsidiary or the consummation of the Contemplated Transactions. To the Knowledge of Citizens, neither Citizens nor any Citizens Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

      4.22 REGULATORY FILINGS. Citizens and each Citizens Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC, the OTS, the DFPR, the Secretary of State of the States of Illinois and Delaware and the SEC, together with any amendment required to be made with respect thereto, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements. All such filings, including the financial statements, exhibits and schedules thereto were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Each of such filings, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Legal Requirements enforced or promulgated by the Regulatory Authority with which they were filed.

      4.23 FIDUCIARY ACCOUNTS. The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law. To the Knowledge of Citizens and the Bank, none of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      4.24 INDEMNIFICATION CLAIMS. To Citizens' Knowledge, no action or failure to take action by any director, officer, employee or agent of Citizens or any Citizens Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against Citizens or any Citizens Subsidiary under any agreement with, or the corporate indemnification provisions of, Citizens or any Citizens Subsidiary, or under any Legal Requirements.

      4.25 INSIDER INTERESTS. Except as set forth on SCHEDULE 4.25, no officer or director of Citizens or any Citizens Subsidiary, any member of the Family of any such Person, and no entity that any such Person "controls" within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with Citizens or any Citizens Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Citizens or any Citizens Subsidiary.

      4.26 BROKERAGE COMMISSIONS. None of Citizens, any Citizens Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions, except as disclosed in SCHEDULE 4.26.

      4.27 APPROVAL DELAYS. To the Knowledge of Citizens, there is no reason why the granting of any of the regulatory approvals referred to in SECTION 8.1 would be denied or unduly delayed. The Bank's most recent CRA rating is "satisfactory" or better.

      4.28 CODE SECTIONS 280G AND 4999. Except as set forth on SCHEDULE 4.28, no payment that is owed or may become due to any director, officer, employee or agent of Citizens or any Citizens Subsidiary will be non-deductible to Citizens or any Citizens Subsidiary (or, following the Merger, MSTI) or subject to tax under Section 280G or Section 4999 of the Code, not will Citizens or any Citizens Subsidiary (or, following the Merger, MSTI) be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, and except as set forth on
SCHEDULE 4.28, neither Citizens nor any Citizens Subsidiary provides health or welfare benefits to any active employee following such employee's retirement or other termination of service.

      4.29 DISCLOSURE. Neither any representation nor warranty of Citizens in, nor any schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to SECTION 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF MSTI AND ACQUISITION LLC

      MSTI and Acquisition LLC hereby represent and warrant to Citizens that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

      5.1 MSTI ORGANIZATION. MSTI: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of MSTI and all amendments thereto are set forth in the MSTI SEC Documents and are complete and correct. MSTI has no Subsidiaries other than Acquisition LLC and as set forth in the MSTI SEC Documents.

      5.2 MSTI SUBSIDIARY ORGANIZATION. Each MSTI Subsidiary is duly organized, validly existing, and in good standing in its state or jurisdiction of organization. Each MSTI Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

      5.3 AUTHORIZATION; ENFORCEABILITY.

            (a) Each of MSTI and Acquisition LLC has the requisite corporate and limited liability company power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by MSTI and Acquisition LLC, and the consummation by each of them of its respective obligations under this Agreement, have been authorized by all necessary corporate and limited liability company action, and this Agreement constitutes a legal, valid and binding obligation of each of MSTI and Acquisition LLC enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity.

            (b) Except for ordinary corporate requirements, no "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws or similar organizational documents of any of MSTI or any MSTI
Subsidiary: (i) prohibits or restricts MSTI's ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Citizens to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of MSTI has unanimously approved the execution of, and performance by MSTI of its obligations under, this Agreement, and the manager and the sole member of Acquisition LLC have each approved the execution of, and performance by Acquisition LLC of its obligations under, this Agreement.

      5.4 NO CONFLICT. Except as set forth on SCHEDULE 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter or bylaws (or similar organization documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or stockholders of, MSTI or any MSTI Subsidiary; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which MSTI or MSTI Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the HOLA, the BHCA, the FDIA, the Securities Act, the Exchange Act, the DGCL, the Delaware Act and the ISBA. Except for the approvals referred to in SECTION 8.1, neither MSTI nor any MSTI Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      5.5 MSTI CAPITALIZATION. The authorized capital stock of MSTI at September 30, 2004, consisted of: (a) 15,000,000 shares of MSTI Common Stock, of which, as of such date, 11,219,319 shares were duly issued and outstanding, fully paid and non-assessable, and 1,770,996 shares were held by MSTI as treasury shares; and
(b) 2,000,000 shares of preferred stock, no par value per share, none of which are issued and outstanding as of such date. None of the shares of MSTI Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. Since September 30, 2004, except as disclosed in or permitted by this Agreement or as provided on SCHEDULE 5.5 or the MSTI SEC Documents, no shares of MSTI capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by MSTI or any MSTI Subsidiary and no dividends or other distributions payable in any equity securities of MSTI or any MSTI Subsidiary have been declared, set aside, made or paid to the stockholders of MSTI. To the Knowledge of MSTI, none of the shares of authorized capital stock of MSTI are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth in SCHEDULE 5.5 or the MSTI SEC Documents, there are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating MSTI or any MSTI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of MSTI or any MSTI Subsidiary, and except as provided in this Section or otherwise disclosed in this Agreement, MSTI is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of MSTI. MSTI does not own or have any contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the membership interests of Acquisition LLC and as set forth in SCHEDULE 5.5 or the MSTI SEC Documents.

      5.6 MSTI SUBSIDIARY CAPITALIZATION. MSTI is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of capital stock or other equity securities of each MSTI Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as disclosed in any MSTI SEC Documents or for such rights held exclusively by MSTI, there are no unexpired or pending preemptive rights with respect to any shares of capital stock of any MSTI Subsidiary. Except as disclosed in any MSTI SEC Documents, or for such rights held exclusively by MSTI, there are no outstanding securities of any MSTI Subsidiary that are convertible into, or exchangeable for, any shares of such MSTI Subsidiary's capital stock or other equity securities, and no MSTI Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such MSTI Subsidiary.

      5.7 FINANCIAL STATEMENTS AND REPORTS. The financial statements and reports of MSTI included with each of the Forms 10-K filed with the SEC for the years ended December 31, 2001, 2002 and 2003, and the Form 10-Q filed with the SEC for the quarterly period ended June 30, 2004 (collectively, the "MSTI FINANCIAL STATEMENTS"), were prepared in conformity with GAAP, comply in all material respects with the published rules and regulations of the SEC, have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the MSTI Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of MSTI and the MSTI Subsidiaries at the respective dates of, and for the periods referred to in, the MSTI Financial Statements, subject to normal year end non-material audit adjustments in amounts consistent with past practice in the case of the quarterly financial statements. The MSTI Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the MSTI Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective MSTI Financial Statements.

      5.8 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of MSTI and each MSTI Subsidiary are complete and correct in all material respects and have been maintained in accordance with MSTI's business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of MSTI and each MSTI Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective stockholders, board of directors and committees of the board of directors.

      5.9 TITLE TO PROPERTIES. MSTI and each MSTI Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent MSTI Financial Statement, the MSTI SEC Documents or SCHEDULE 5.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the MSTI Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. Except as set forth on SCHEDULE 5.9, MSTI and each MSTI Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis, all buildings and structures owned by MSTI and each MSTI Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

      5.10 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, structures and equipment of MSTI and each MSTI Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis, the real property, buildings, structures and equipment owned or leased by MSTI and each MSTI Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that MSTI or any MSTI Subsidiary purport to own or lease are sufficient for the continued conduct after the Closing of the business of MSTI and each MSTI Subsidiary in substantially the same manner as conducted prior to the Closing.

      5.11 LOANS; ALLOWANCE FOR LOAN AND LEASE LOSSES. All loans and loan commitments extended by any MSTI Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the "MSTI LOANS") were made materially in accordance with the lending policies of such MSTI Subsidiary in the Ordinary Course of Business. The MSTI Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such MSTI Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. All such MSTI Loans are, and at the Closing will be, free and clear of any encumbrance or other charge and each MSTI Subsidiary has complied, and at the Closing will have complied with, all Legal Requirements relating to such MSTI Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. The allowance for loan and lease losses of each MSTI Subsidiary is, and will be on the Closing Date, adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of MSTI: (i) none of the MSTI Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of MSTI's consolidated allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

      5.12 UNDISCLOSED LIABILITIES; ADVERSE CHANGES. Except as set forth in
SCHEDULE 5.12 or the MSTI SEC Documents, neither MSTI nor any MSTI Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the MSTI Financial Statements, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest MSTI Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of MSTI or any MSTI Subsidiary, and, to MSTI's Knowledge, no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on MSTI on a consolidated basis.

      5.13 TAXES. MSTI and each MSTI Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. MSTI and each MSTI Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by MSTI or any MSTI Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of MSTI, Threatened against MSTI or any MSTI Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by MSTI or any MSTI Subsidiary is presently being conducted or, to the Knowledge of MSTI, Threatened by any Regulatory Authority.

      5.14 COMPLIANCE WITH ERISA. Except as set forth on SCHEDULE 5.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by MSTI or any MSTI Subsidiary or to which MSTI or any MSTI Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which MSTI or any MSTI Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of MSTI or any MSTI Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if MSTI or such MSTI Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

      5.15 COMPLIANCE WITH LEGAL REQUIREMENTS. MSTI and each MSTI Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth in SCHEDULE 5.15 or the MSTI SEC Documents, MSTI and each MSTI Subsidiary is, and at all times since January 1, 2001, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by MSTI or any MSTI Subsidiary of, or a failure on the part of MSTI or any MSTI Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of MSTI or any MSTI Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case where the failure to comply would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. Except as set forth on SCHEDULE 5.15 or the MSTI SEC Documents, neither MSTI nor any MSTI Subsidiary has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does MSTI have any Knowledge, regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of MSTI or any MSTI Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis.

      5.16 LEGAL PROCEEDINGS; ORDERS.

            (a) SCHEDULE 5.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of MSTI, Threatened against, affecting or involving MSTI or any MSTI Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions since January 1, 2001, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on MSTI on a consolidated basis, and there is no fact to MSTI's Knowledge that would provide a basis for any such Proceeding or Order. To the Knowledge of MSTI, no officer, director, agent or employee of MSTI or any MSTI Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of MSTI or any MSTI Subsidiary as currently conducted.

            (b) Neither MSTI nor any MSTI Subsidiary (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or
(iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that currently restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has MSTI or any MSTI Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

      5.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since December 31, 2003, except as disclosed in SCHEDULE 5.17 and the MSTI SEC Documents (and except in connection with the negotiation and execution and delivery of this Agreement and the consummation of the Contemplated Transactions): (a) MSTI and each MSTI Subsidiary has conducted its respective business only in the Ordinary Course of Business; and (b) there has not been any event or events (whether or not covered by insurance), individually or in the aggregate, that have had, or would reasonably be expected to have, a Material Adverse Effect on MSTI, impair the ability of MSTI to perform its obligations under this Agreement or otherwise prevent the consummation of the Contemplated Transactions.

      5.18 MATERIAL CONTRACTS. Except as disclosed in SCHEDULE 5.18 or the MSTI SEC Documents, neither MSTI nor any MSTI Subsidiary is a party to, and none of their respective properties or assets are bound by: (a) any "material contract," as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC; or (b) any Contract containing covenants that in any way purport to restrict in any material respect the business activity of MSTI or any MSTI Subsidiary or any Affiliate of any of the foregoing, or limit in any material respect the ability of MSTI or any MSTI Subsidiary or any Affiliate of any of the foregoing to engage in any line of business or to compete with any Person. Copies of any such document, plan or Contract listed and described in SCHEDULE 5.18 are appended to such Schedule.

      5.19 NO DEFAULTS. Except as set forth in SCHEDULE 5.19, to the Knowledge of MSTI, each Contract identified or required to be identified in SCHEDULE 5.18 or in the MSTI SEC Documents is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and subject to general principles of equity. MSTI and each MSTI Subsidiary is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of each Contract under which MSTI or any MSTI Subsidiary has or had any obligation or liability or by which MSTI or any MSTI Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. To the Knowledge of MSTI, each other Person that has or had any obligation or liability under any such Contract under which MSTI or any MSTI Subsidiary has or had any rights is, and at all times since January 1, 2001, has been in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give MSTI, any MSTI Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any MSTI Loan, neither MSTI nor any MSTI Subsidiary has given to or received from any other Person, at any time since

January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to MSTI or any MSTI Subsidiary under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation.

      5.20 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth on SCHEDULE 5.20, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving MSTI or any MSTI Subsidiary or any of their respective assets that are pending or to the Knowledge of MSTI, Threatened, nor to the Knowledge of MSTI is there any factual basis for any of the foregoing, as a result of any asserted failure of MSTI or any MSTI Subsidiary, or any predecessor thereof, to comply with any Environmental Law.

      5.21 REGULATORY FILINGS. MSTI and each MSTI Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC, the DFPR, the Secretary of State of the State of Illinois and the SEC, together with any amendment required to be made with respect thereto, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements. All such filings, including the financial statements, exhibits and schedules thereto, were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Each of such filings, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the Legal Requirements enforced or promulgated by the Regulatory Authority with which they were filed.

      5.22 INDEMNIFICATION CLAIMS. To MSTI's Knowledge, no action or failure to take action by any director, officer, employee or agent of MSTI or any MSTI Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against MSTI or any MSTI Subsidiary under any agreement with, or the corporate indemnification provisions of, MSTI or any MSTI Subsidiary, or under any Legal Requirements.

      5.23 BROKERAGE COMMISSIONS. None of MSTI or any MSTI Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions, except as disclosed on SCHEDULE 5.23.

      5.24 APPROVAL DELAYS. To the Knowledge of MSTI, there is no reason why the granting of any of the regulatory approvals referred to in SECTION 8.1 would be denied or unduly delayed. Each MSTI Subsidiary that is a "depository institution" as defined in the FDIC has a recent CRA rating of "satisfactory" or better.

      5.25 DISCLOSURE. Neither any representation nor warranty of MSTI in, nor any schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to SECTION 7.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances under which they were made, not misleading.

      5.26 FINANCIAL RESOURCES. MSTI will have sufficient cash available on the Closing Date to enable it to comply with its obligation to fund the Cash Consideration under SECTION 3.6(b) and to perform its other obligations under this Agreement.

                                   ARTICLE 6
                               CITIZENS' COVENANTS

      6.1 ACCESS AND INVESTIGATION.

            (a) MSTI and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Citizens and each Citizens Subsidiary in accordance with the provisions of this Section. MSTI and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Citizens and each Citizens Subsidiary and of their respective financial and legal condition as MSTI shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Citizens or any Citizens Subsidiary. Upon request, Citizens and each Citizens Subsidiary will furnish MSTI or its Representatives, attorneys' responses to auditors' requests for information regarding Citizens or such Citizens Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by MSTI (provided, with respect to attorneys, such disclosure would not result in the waiver by Citizens or any Citizens Subsidiary of any claim of attorney-client privilege), and will permit MSTI and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Citizens or such Citizens Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to MSTI or its Representatives. No investigation by MSTI or any of its Representatives shall affect the representations and warranties made by Citizens. This Section shall not require the disclosure of any information the disclosure of which to MSTI would be prohibited by any Legal Requirement.

            (b) Citizens shall allow a representative of MSTI to attend as an observer all meetings of the board of directors and committees of the board of directors of Citizens and any Citizens Subsidiary, including any meeting of the loan committee and asset liability management committee of Citizens or any Citizens Subsidiary. Citizens shall give reasonable notice to MSTI of any such meeting and, if known, the agenda for or business to be discussed at such meeting. Citizens shall provide to MSTI all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of Citizens or any Citizens Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that MSTI's representative will not have any voting rights with respect to matters discussed at these meetings and that MSTI is not managing the business or affairs of Citizens or any Citizens Subsidiary. All information obtained by MSTI at these meetings shall be treated in confidence as provided in that certain Confidentiality Agreement dated July 6, 2004, between MSTI and Citizens (the "CONFIDENTIALITY AGREEMENT"). Notwithstanding the foregoing, MSTI shall not be permitted to attend any portion of a meeting and Citizens shall not be required to provide MSTI with any materials, in violation of applicable law or that relates to an Acquisition Transaction (as defined below), except for information to be provided as required by SECTION 6.9, or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

            (c) Any confidential information or trade secrets of MSTI received by Citizens, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

            6.2 OPERATION OF CITIZENS AND CITIZENS SUBSIDIARIES. Except with the prior written consent of MSTI, between the Agreement Date and the Closing Date, Citizens will, and will cause each Citizens Subsidiary, to:

            (a) conduct its business only in the Ordinary Course of Business;

            (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

            (c) confer with MSTI concerning operational matters of a material nature;

            (d) enter into loan and deposit transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower or depositor, as the case may be, from competitive sources in arm's-length transactions in the Ordinary Course of Business and consistent with sound banking practices and policies and Legal Requirements, and Citizens shall obtain the prior consent of MSTI, which consent shall not be unreasonably withheld or delayed, for all new extensions of credit or lending relationships in excess of $1,000,000 to any Person, including that Person's Affiliates;

            (e) consistent with past practice, maintain an allowance for loan and lease losses that is adequate in all material respects under applicable Legal Requirements and the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

            (f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the Agreement Date and pay all premiums on such policies when due;

            (g) not buy or sell any security held, or intended to be held, for investment other than securities issued by the United States or any agency thereof with maturities of less than two (2) years, but such restriction shall not affect the buying and selling by the Bank of Federal Funds or the reinvestment of dividends paid on any securities owned by the Bank as of the Agreement Date;

            (h) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

            (i) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

      6.3 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement or the Employee Benefits Agreement referred to in SECTION 6.13, and except as contemplated by SCHEDULE 4.17, between the Agreement Date and the Closing Date, Citizens will not, and will cause each Citizens Subsidiary not to, without the prior written consent of MSTI, take any affirmative action, or fail to take any reasonable action within its control, as a result of which: (a) any of the changes or events listed in SECTION 4.17 occurs; or (b) a Breach of Citizens' representations or warranties occurs. Notwithstanding anything to the contrary contained in this Agreement, Citizens shall be permitted to pay dividends of $0.10 per quarter to its stockholders through the Closing in accordance with its existing dividend policy.

      6.4 SUBSEQUENT CITIZENS FINANCIAL STATEMENTS; SECURITIES REPORTS. As soon as available after the Agreement Date, Citizens will furnish MSTI copies of the quarterly unaudited (and when available, annual audited) consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and, if applicable, consolidated statements of changes in stockholders' equity, of Citizens prepared for its internal use, and the Bank's Call Reports for each quarterly or annual period completed after June 30, 2004, and all other financial reports or statements submitted after the Agreement Date by Citizens or the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the "SUBSEQUENT CITIZENS FINANCIAL STATEMENTS"). Without limitation of the foregoing, Citizens shall deliver to MSTI complete copies of any reports filed with the SEC after the Agreement Date (collectively, the "CITIZENS SEC FILINGS"). Except as may be required by changes in GAAP effective after the Agreement Date, the Subsequent Citizens Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. Neither the Subsequent Citizens Financial Statements nor the Citizens SEC Filings shall include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Citizens Financial Statements or Citizens SEC Filings misleading in any material respect.

      6.5 TITLE TO REAL ESTATE. As soon as practical, but in no event later than sixty (60) days after the Agreement Date, Citizens shall obtain at its own expense and deliver to MSTI, with respect to all real estate owned by Citizens or the Bank (excluding any "Other Real Estate Owned," the "CITIZENS REAL ESTATE"), an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to MSTI, showing fee simple title in Citizens or the Bank in such real estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for the Permitted Exceptions.

      6.6 SURVEYS. If requested by MSTI, by no later than forty-five (45) days after the date of this Agreement, Citizens shall obtain, at MSTI's expense, and deliver to MSTI a current ALTA survey of each parcel of Citizens Real Estate disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

      6.7 ENVIRONMENTAL INVESTIGATION.

            (a) MSTI may, in its reasonable discretion, within forty-five (45) Business Days of the Agreement Date, request Citizens to provide at Citizens' expense a Phase 1 environmental site assessment (the "PHASE 1 REPORT") conducted by an independent professional consultant reasonably acceptable to MSTI to determine if any Citizens Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If the Phase 1 Report discloses any material adverse environmental conditions, or reports a reasonable suspicion thereof, then Citizens shall promptly obtain, at MSTI's expense, a Phase 2 environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the "PHASE 2 REPORT," and collectively referred to with the Phase 1 Report, as the "ENVIRONMENTAL REPORT"). MSTI shall have no duty to act for the benefit of Citizens, any Citizens Subsidiary or any other Person upon any information produced by the Environmental Report, but shall provide such information to Citizens as soon as practicable after such information becomes available to MSTI.

            (b) Upon receipt of the estimate of the costs of all follow-up work to the Environmental Report, MSTI and Citizens shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would be indicated by the Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the "REMEDIATION COST." If the Remediation Cost exceeds Two Hundred Fifty Thousand Dollars ($250,000), MSTI may, at its sole option, terminate this Agreement. If the Remediation Cost is less than Two Hundred Fifty Thousand Dollars ($250,000), such cost shall be taken into account when computing the Adjusted Stockholders' Equity.

      6.8 ADVICE OF CHANGES. Between the Agreement Date and the Closing Date, Citizens shall promptly notify MSTI in writing if Citizens or any Citizens Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of Citizens' representations and warranties as of the Agreement Date, or if Citizens or any Citizens Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, Citizens will promptly deliver to MSTI a supplement to the Schedules specifying such change. During the same period, Citizens will promptly notify MSTI of the occurrence of any Breach of any covenant of Citizens in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in
ARTICLE 9 impossible or unlikely.

      6.9 OTHER OFFERS.

            (a) Until such time, if any, as this Agreement is terminated pursuant to ARTICLE 11, Citizens will not, and will cause each Citizens Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than MSTI) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving Citizens or any Citizens Subsidiary. Notwithstanding such foregoing restriction, Citizens may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of Citizens determines, in good faith, that the exercise of its fiduciary duties to Citizens' stockholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that Citizens may not, in any event, provide to such third party any information which it has not provided to MSTI. Citizens shall promptly notify MSTI orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

            (b) "ACQUISITION TRANSACTION" shall, with respect to Citizens, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either Citizens or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a "SIGNIFICANT SUBSIDIARY"), of Citizens; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either Citizens or any Significant Subsidiary of Citizens; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of either Citizens or any Significant Subsidiary of Citizens; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of Citizens; (v) a public proxy or consent solicitation made to Citizens Stockholders seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of Citizens; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to Citizens or its stockholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

      6.10 VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, Citizens shall deliver to MSTI a voting agreement in the form of Exhibit D, signed by all directors and executive officers of Citizens who are Citizens Stockholders.

      6.11 STOCKHOLDERS' MEETING. Citizens shall cause a meeting of its stockholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. Citizens shall send to its stockholders, at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall include a copy of this Agreement and a copy of Section 262 of the DGCL governing the rights of dissenting stockholders. Citizens and its board of directors shall recommend to stockholders the approval of this Agreement and the Merger and shall solicit proxies voting only in favor thereof from the Citizens Stockholders, and Citizens and its board of directors shall not withdraw, modify or change, in any manner adverse to MSTI, or publicly announce its intent to withdraw, modify or change, in any manner adverse to MSTI, such recommendation of this Agreement and the Merger; provided, however, that Citizens shall not be required to make the recommendation required by this
SECTION 6.11, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of Citizens determines, in good faith, that the exercise of its fiduciary duties to Citizens' stockholders under applicable law, as advised by its counsel, so requires. For the avoidance of doubt, the parties acknowledge that the failure of Citizens to comply with the provisions of this SECTION 6.11 shall be deemed to have a Material Adverse Effect on Citizens on a consolidated basis and on MSTI's rights under this Agreement.

      6.12 INFORMATION PROVIDED TO MSTI. Citizens agrees that none of the information concerning Citizens or any Citizens Subsidiary that is provided or to be provided by Citizens to MSTI for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the meeting of Citizens' stockholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Citizens shall have no responsibility for the truth or accuracy of any information with respect to MSTI or any MSTI Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

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

      6.13 TREATMENT OF EMPLOYEE BENEFIT PLANS. Citizens shall make such changes to the Citizens Employee Benefit Plans and shall take such actions with respect to the Citizens Employee Benefit Plans as are agreed to in the Employee Benefits Agreement dated as of the Agreement Date between MSTI and Citizens.

      6.14 STOCK OPTIONS. Citizens shall take all such action as may be necessary to ensure that all Citizens Stock Options have been exercised for shares of Citizens Common Stock or have been cashed out or extinguished prior to the Closing, such that no Citizens Stock Options are outstanding at the Effective Time; provided, however, that any Citizens Stock Option that is cashed out shall be cashed out in exchange for an aggregate amount (net of any applicable withholding tax) equal to the product of: (a) the difference between
(i) the Per Share Cash Consideration, less (ii) the per share exercise price of such Citizens Stock Option, as set forth on SCHEDULE 4.5 (to the extent such difference is a positive number); multiplied by (b) the number of shares of Citizens Common Stock subject to such Citizens Stock Option.

      6.15 DATA AND ITEM PROCESSING AGREEMENTS. Citizens agrees to consult with MSTI prior to the entry by it or any Citizens Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements. Citizens agrees to coordinate with MSTI the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.

      6.16 TAX MATTERS. Neither Citizens nor any Citizens Subsidiary shall make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to MSTI. Citizens and each Citizens Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to MSTI for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

      6.17 OFFICER AND OTHER AGREEMENTS. Concurrently with the execution and delivery of this Agreement, and at MSTI's direction and request, Citizens shall cause to be delivered to MSTI (a) an Employment Agreement in the form of Exhibit E-1, signed by C. William Landefeld, and (b) an Employment Agreement in the form of Exhibit E-2, signed by Dallas Smiley (collectively, the "EMPLOYMENT AGREEMENTS"), each to be effective at the Effective Time.

      6.18 ACCOUNTING AND OTHER ADJUSTMENTS. Subject to applicable Legal Requirements, Citizens agrees that it shall, and shall cause each Citizens Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of MSTI, on a consolidated basis after the Effective Time, in any case as MSTI shall reasonably request, provided, however, that neither Citizens nor any Citizens Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as Citizens shall have received reasonable assurances that all conditions precedent to Citizens' obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

      6.19 LASALLE LOAN. In connection with Citizens' Loan Agreement (the "LOAN AGREEMENT"), dated December 30, 2003, with LaSalle Bank National Association, as lender ("LASALLE"), Citizens shall, prior to Closing, take any and all action necessary to obtain LaSalle's consent or approval to this Agreement and the Contemplated Transactions, and/or to obtain a waiver from LaSalle, through the Closing, of any and all defaults under the Loan Agreement that may be caused by the execution of this Agreement or the consummation of the Contemplated Transactions, as such consent, approval or waiver may be required by the Loan Agreement.

                                   ARTICLE 7
                                MSTI'S COVENANTS

      7.1 ACCESS AND INVESTIGATION.

            (a) Solely for the purpose of permitting Citizens to ascertain the correctness of the representations and warranties made in this Agreement by MSTI to Citizens, Citizens and its Representatives shall at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of MSTI and each MSTI Subsidiary in accordance with the provisions of this Section. Citizens and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of MSTI and each MSTI Subsidiary and of their respective financial and legal condition as Citizens shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of MSTI or any MSTI Subsidiary. Upon request, MSTI and each MSTI Subsidiary will furnish Citizens or its Representatives, attorneys' responses to auditors' requests for information regarding MSTI or such MSTI Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Citizens (provided, with respect to attorneys, such disclosure would not result in the waiver by MSTI or the Bank of any claim of attorney-client privilege), and will permit Citizens and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for MSTI or such MSTI Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Citizens or its Representatives. No investigation by Citizens or any of its Representatives shall affect the representations and warranties made by MSTI. This Section shall not require the disclosure of any information the disclosure of which to Citizens would be prohibited by any Legal Requirement.

            (b) Any confidential information or trade secrets of Citizens received by MSTI, its employees or agents in the course of the consummation of the Contemplated

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

Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

      7.2 SUBSEQUENT MSTI FINANCIAL STATEMENTS; SECURITIES REPORTS. As soon as available after the Agreement Date, MSTI will furnish Citizens copies of the quarterly unaudited (and when available, annual audited) consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in stockholders' equity, of MSTI prepared for its internal use, and all other financial reports or statements submitted after the Agreement Date by MSTI to any Regulatory Authority, to the extent permitted by law (collectively, the "SUBSEQUENT MSTI FINANCIAL STATEMENTS"). Without limitation of the foregoing, MSTI shall deliver to Citizens complete copies of any reports filed with the SEC after the Agreement Date (collectively, the "MSTI SEC FILINGS"). Except as may be required by changes in GAAP effective after the Agreement Date, the Subsequent MSTI Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. Neither the Subsequent MSTI Financial Statements nor the MSTI SEC Filings shall include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent MSTI Financial Statements or MSTI SEC Filings misleading in any material respect.

      7.3 ADVICE OF CHANGES. Between the Agreement Date and the Closing Date, MSTI shall promptly notify Citizens in writing if MSTI or any MSTI Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of MSTI's representations and warranties as of the Agreement Date, or if MSTI or any MSTI Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, MSTI will promptly notify Citizens of the occurrence of any Breach of any covenant of MSTI in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in ARTICLE 10 impossible or unlikely.

      7.4 INFORMATION PROVIDED TO CITIZENS. MSTI agrees that none of the information concerning MSTI or any MSTI Subsidiary that is provided or to be provided by MSTI to Citizens for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, MSTI shall have no responsibility for the truth or accuracy of any information with respect to Citizens or any Citizens Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

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

      7.5 INDEMNIFICATION; DIRECTOR AND OFFICER INSURANCE. Except as may be limited by applicable Legal Requirements, MSTI shall honor any of Citizens' obligations in respect of indemnification and advancement of expenses provided by Citizens as of the Agreement Date in its certificate of incorporation or bylaws in favor of the current and former directors and officers of Citizens and the Bank for not less than three years from the Effective Time with respect to matters occurring prior to the Effective Time. MSTI shall acquire and maintain for a period of two (2) years extended coverage of acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by Citizens' director and officer liability policies of insurance, commonly referred to as "tail coverage," on terms with respect to such coverage and amount substantially similar to the terms and conditions of Citizens' director and officer liability policies of insurance in effect on the Agreement Date.

      7.6 EMPLOYEE BENEFITS. For purposes of determining eligibility to participate in and, where applicable, vesting under MSTI's and its Subsidiaries' employee benefit plans, programs and arrangements generally accorded all to employees of MSTI or its Subsidiaries (including tax-qualified retirement plans, welfare benefit plans, vacation pay and Family and Medical Leave Act leave rights), MSTI agrees that all former employees of Citizens or the Bank who become employees of MSTI or any of its Subsidiaries shall receive credit for their past service with Citizens or the Bank as if such employee had then been employed by MSTI. To the extent that, after taking into account such service with Citizens or the Bank, employees of the Citizens or the Bank satisfy the minimum age and service requirements of MSTI's and its Subsidiaries employee benefit plans, employees of the Company shall participate in such plans as of the Effective Time.

      7.7 AUTHORIZATION AND RESERVATION OF MSTI COMMON STOCK. The board of directors of MSTI shall, prior to the Effective Time, authorize and reserve the maximum number of shares of MSTI Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

      7.8 SUBSIDIARY BOARD SEAT. Immediately following the Effective Time, MSTI shall cause its banking subsidiary to expand its board of directors by two members, and such board shall take such action necessary to appoint as directors two individuals nominated by Citizens, which nominees shall be acceptable to MSTI in its sole discretion.

      7.9 NEGATIVE COVENANTS. Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, MSTI will not, and will cause each MSTI Subsidiary not to, without the prior written consent of
Citizens:

            (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Breach of MSTI's representations or warranties occurs, if such Breach would have a Material Adverse Effect on MSTI on a consolidated basis;

            (b) take any action to amend MSTI's articles of incorporation or bylaws, the effect of which would be to materially and adversely affect the rights or powers of holders of MSTI Common Stock generally; or

            (c) take any affirmative action, or fail to take any reasonable action within its control, the effect of which would be to materially impair or otherwise prevent the consummation of the Contemplated Transactions.

                                   ARTICLE 8
                            COVENANTS OF ALL PARTIES

      8.1 REGULATORY APPROVALS. By no later than thirty (30) days after the Agreement Date, MSTI shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the OTS pursuant to the HOLA; (c) the DFPR pursuant to the ISBA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. MSTI shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, Citizens and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and MSTI agrees promptly to advise Citizens and its counsel of, and share with them, any material communication received by MSTI or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.

      8.2 SEC REGISTRATION. By no later than sixty (60) days after the Agreement Date, MSTI shall prepare and file with the SEC a registration statement under the Securities Act on an appropriate form reasonably acceptable to Citizens covering the shares of MSTI Common Stock to be issued pursuant to this Agreement and shall its Best Efforts to cause the same to become effective, and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the "REGISTRATION STATEMENT"). The Registration Statement shall include the Proxy Statement for use in connection with the meeting of the Citizens Stockholders referred to in SECTION 6.11, all in accordance with the rules and regulations of the SEC. MSTI shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of MSTI Common Stock to Citizens Stockholders. In advance of any filing made under this Section, MSTI and Citizens and their respective counsel shall be provided with the opportunity to comment thereon, and MSTI and Citizens each agree promptly to advise each other and each other's counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings. Preparation and filing of the Registration Statement shall be at the sole cost and expense of MSTI, except that Citizens shall be solely responsible for the costs and expenses, including fees of Citizens' accountants and legal counsel, related to the preparation and review of Citizens financial statements and Citizens information required to be presented in the Registration Statement and the costs of printing and mailing the Proxy Statement to Citizens Stockholders.

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

      8.3 NECESSARY APPROVALS. MSTI and Citizens agree that MSTI's counsel will have primary responsibility for preparation of the Registration Statement and MSTI will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of MSTI and Citizens and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

      8.4 CUSTOMER AND EMPLOYEE RELATIONSHIPS. Each of MSTI and Citizens agrees that its respective Representatives may jointly:

            (a) participate in meetings or discussions with officers and employees of Citizens and MSTI and their Subsidiaries in connection with employment opportunities with MSTI after the Effective Time; and

            (b) contact Persons having dealings with Citizens or MSTI or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by MSTI after the Effective Time.

      8.5 PUBLICITY. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to stockholders, customers, employees or others with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

      8.6 BEST EFFORTS; COOPERATION. Each of MSTI and Citizens agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither MSTI nor Citizens will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing Date, each of MSTI and Citizens will, and will cause each MSTI Subsidiary and Citizens Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

                                   ARTICLE 9
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF MSTI

      The obligations of MSTI to consummate the Contemplated Transactions and to take the other actions required to be taken by MSTI at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by MSTI, in whole or in part):

      9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Citizens set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on Citizens on a consolidated basis or on MSTI's rights under this Agreement.

      9.2 CITIZENS' PERFORMANCE. Citizens shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on Citizens on a consolidated basis or on MSTI's rights under this Agreement.

      9.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Citizens in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for MSTI.

      9.4 CORPORATE APPROVAL. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the Citizens Stockholders.

      9.5 NO PROCEEDINGS. Since the Agreement Date, there must not have been commenced or Threatened against Citizens or any Citizens Subsidiary any
Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Citizens or its stockholders or MSTI's rights under this Agreement.

      9.6 ABSENCE OF MATERIAL ADVERSE CHANGES. From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect either on Citizens or any Citizens Subsidiary.

      9.7 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to MSTI, and all applicable waiting periods shall have expired.

      9.8 NO PROHIBITION. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

      9.9 REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

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

      9.10 DISSENTING SHARES. The total number of Dissenting Shares shall be no greater than five percent (5%) of the number of Outstanding Citizens Shares.

      9.11 EMPLOYMENT AGREEMENTS. The Employment Agreements shall be in full force and effect, and each of C. William Landefeld and Dallas Smiley shall be an active employee of Citizens.

      9.12 TAX OPINION. MSTI and Citizens shall have received the opinion described in SECTION 10.10.

      9.13 MINIMUM STOCKHOLDERS' EQUITY. Citizens' Adjusted Stockholders' Equity (as calculated immediately prior to the Closing Date) shall not be less than $34,625,000.

      9.14 ALLOWANCE FOR LOAN AND LEASE LOSSES. Consistent with the methodology utilized by Citizens in the Ordinary Course of Business, Citizens shall have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable).

      9.15 CITIZENS CAPITALIZATION. No Citizens Stock Options shall have been issued since the Agreement Date, and there shall be no Citizens Stock Options outstanding at the Effective Time. Further, at the Effective Time, the issued and outstanding capital stock of Citizens shall consist exclusively of no more than 1,761,311 Outstanding Citizens Shares.

      9.16 TRANSACTIONAL EXPENSES. MSTI shall have received proof satisfactory to it that Citizens has paid or fully accrued for as of the Determination Date all of the Citizens Transactional Expenses.

                                   ARTICLE 10
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CITIZENS

      Citizens' obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by Citizens at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Citizens, in whole or in part):

      10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of MSTI and Acquisition LLC set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on MSTI on a consolidated basis or on Citizens' rights under this Agreement.

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

      10.2 MSTI'S PERFORMANCE. MSTI and Acquisition LLC shall have performed or complied with all covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on MSTI on a consolidated basis or on Citizens' rights under this Agreement.

      10.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by MSTI in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Citizens.

      10.4 CORPORATE APPROVAL. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the Citizens Stockholders.

      10.5 NO PROCEEDINGS. Since the Agreement Date, there must not have been commenced or Threatened against MSTI or any MSTI Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect either on MSTI or its stockholders or Citizens' rights under this Agreement.

      10.6 ABSENCE OF MATERIAL ADVERSE CHANGES. From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on MSTI on a consolidated basis.

      10.7 CONSENTS AND APPROVALS. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Citizens, and all applicable waiting periods shall have expired.

      10.8 NO PROHIBITIONS. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

      10.9 REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

      10.10 TAX OPINION. At MSTI's expense, MSTI and Citizens shall have received the written opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP ("BFKPN") (subject to BFKPN's receipt of representation letters from each of MSTI and Citizens, which representation letters shall be in form and substance satisfactory to BFKPN in its sole discretion, and which representation letters shall be true and correct in all respects as of the date of such opinion), in form and substance reasonably satisfactory to MSTI and Citizens and substantially as described on Exhibit F, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that the Merger will constitute a tax free reorganization under
Section 368 of the Code.

      10.11 FAIRNESS OPINION. Citizens shall have received an opinion from Sandler O'Neill & Partners, L.P. (the "FAIRNESS OPINION"), dated as of the Agreement Date, to the effect that the terms of the Merger are fair to the Citizens Stockholders from a financial point of view as of that date and such Fairness Opinion shall not have been subsequently withdrawn.

                                   ARTICLE 11
                                   TERMINATION

      11.1 REASONS FOR TERMINATION AND ABANDONMENT. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

            (a) by mutual consent of the boards of directors of MSTI and Citizens;

            (b) by MSTI if: (i) any of the conditions in ARTICLE 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of MSTI to comply with its obligations under this Agreement); and (ii) MSTI has not waived such condition on or before the Closing Date;

            (c) by Citizens if: (i) any of the conditions in ARTICLE 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Citizens to comply with its obligations under this Agreement); and (ii) Citizens has not waived such condition on or before the Closing Date;

            (d) by MSTI in accordance with the provisions of SECTION 6.7;

            (e) by Citizens, if both (i) the average daily closing price of MSTI Common Stock as reported on the OTCBB for the twenty (20) consecutive full trading days ending on the Determination Date (the "AVERAGE MSTI STOCK PRICE") is less than $26.92, and (ii) the quotient obtained by dividing the Average MSTI Stock Price by $31.67 is less than the number obtained by subtracting 0.15 from the quotient obtained by dividing (A) the Index Value on the Determination Date by (B) the Index Value as of the close of business on November 9, 2004; provided, however, that Citizens may not terminate the Agreement pursuant to this SECTION 11.1(e) unless and until five (5) Business Days have elapsed following the delivery to MSTI of written notice of such termination, and prior to the end of such five (5) Business Day period MSTI fails to notify Citizens that MSTI elects to increase the value of the cash, the MSTI Common Stock or a combination thereof being offered to Citizens Stockholders such that the per share value of the Merger Consideration (valued at the Average MSTI Stock Price in the case of the Stock Consideration) is equal to at least $29.75 per share (provided that the Merger shall qualify as a reorganization within Section 368 of the Code); or

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

            (f) by either MSTI or Citizens if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by the date which is ten (10) months after the Agreement Date, or such later date as the parties may agree (the "TERMINATION DATE").

      11.2 EFFECT OF TERMINATION. Except as provided in SECTIONS 11.3, 11.4 and 11.5, if this Agreement is terminated pursuant to SECTION 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of MSTI, Citizens or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to SECTIONS 11.3, 11.4 and 11.5, nothing herein shall relieve any party from liability for the Breach of any of its covenants or agreements set forth in this Agreement.

      11.3 EXPENSES. Except as provided below, all Expenses (as defined below) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. "EXPENSES" as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

      11.4 CITIZENS TERMINATION PAYMENTS.

            (a) If this Agreement is terminated by:

                  (i) MSTI because there is a Breach of Citizens' representations or warranties (but not including any such Breach in existence on the Agreement Date), unless (A) such Breach is a result of the failure by MSTI to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or (B) such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either MSTI or Citizens on a consolidated basis; or

                  (ii) MSTI or Citizens because both (A) any of (x) any Person shall have commenced (as such term is used in Rule 14d-2(b) under the Securities Exchange Act) a bona fide tender offer or exchange offer to acquire at least 20% of the then-outstanding shares of Citizens Common Stock, shall have otherwise made a bona fide proposal to Citizens or the Citizens Stockholders by public announcement or other written communication that is or becomes the subject of public disclosure to engage in a transaction that will result in an acquisition of control of Citizens or the Bank (as defined below), or shall have filed an application or notice with any Regulatory Authority for approval to engage in a transaction that will result in an acquisition of control of Citizens or the Bank; (y) the board of directors of Citizens shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any transaction that will result in an acquisition of control of Citizens or the Bank by a Person other than MSTI (or resolved to take any such action), whether

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or not permitted by the terms of this Agreement or (z) the board of directors of
Citizens, in the exercise of its fiduciary duties as permitted by this Agreement, shall have failed to recommend in the Proxy Statement-Prospectus the approval of this Agreement and the Merger, shall have withdrawn, modified or changed, in any manner adverse to MSTI, or publicly announced its intent to withdraw, modify or change, in any manner adverse to MSTI, such recommendation of this Agreement and the Merger, or shall have failed to call or convene the meeting of the Citizens Stockholders referred to in SECTION 6.11; and (B) Citizens' stockholders fail to approve the Contemplated Transactions and this Agreement on or before the Termination Date (in each case described in clauses
(i) and (ii) a "CITIZENS TERMINATION");

and provided in the case of both clauses (i) and (ii), MSTI is in material compliance with all of its material obligations under this Agreement, then Citizens shall pay to MSTI, upon its written demand, an amount equal to One Million Dollars ($1,000,000).

            (b) In addition to any payments described in SECTION 11.4(a), if there is a Citizens Termination and within twelve (12) months after such termination Citizens enters into a Contract with any party other than MSTI providing for the acquisition of control of Citizens or the Bank by such other party, then Citizens shall pay to MSTI, upon its written demand, the additional sum of One Million Three Hundred Thousand Dollars ($1,300,000), except to the extent MSTI's Expenses have been paid pursuant to SECTION 11.4(a); provided, however, that the provisions of this Section shall in no way limit MSTI's rights against any such third party.

            (c) For purposes of this Section, the phrase "CONTROL OF CITIZENS OR THE BANK" means the acquisition by any such third party of: (x) legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the Exchange
Act) of greater than twenty percent (20%) of the then issued and outstanding voting stock of Citizens or the Bank through any transaction to which Citizens, the Bank or any Affiliate of Citizens or the Bank is a party (other than by transfers among or between members of a Family, caused by redemptions or repurchases of Citizens capital stock by Citizens or by issuance of shares of Citizens Common Stock or other securities to Citizens Stockholders as of the Agreement Date); or (y) all or substantially all of the assets of Citizens or the Bank (except transfers to an Affiliate of Citizens or Bank).

            (d) If this Agreement is terminated by MSTI because: (i) Citizens committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (ii) there is a Breach in existence as of the Agreement Date of Citizens' representations or warranties; unless (x) in the case of clause (i), such Breach is a result of the failure by MSTI to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or (y) in the case of either clause
(i) or (ii), such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either MSTI or Citizens on a consolidated basis, then Citizens shall pay to MSTI, upon its written demand, an amount equal to Two Million Three Hundred Thousand Dollars ($2,300,000).

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

            (e) The sums payable by Citizens under this SECTION 11.4 shall constitute liquidated damages and MSTI's receipt thereof shall be MSTI's sole and exclusive remedy under this Agreement for all Breaches of this Agreement by Citizens or failure by its stockholders to approve this Agreement. The parties acknowledge that the termination payments payable by Citizens under clauses (a) and (b) of this SECTION 11.4 and the termination payment payable by Citizens under clause (d) of this SECTION 11.4 are mutually exclusive, and, to that end, acknowledge that (i) if MSTI has received a termination payment under clause (a) (and, if applicable, clause (b)) of this SECTION 11.4, MSTI shall not be entitled to a termination payment under clause (d), and (ii) if MSTI has received a termination payment under clause (d) of this SECTION 11.4, MSTI shall not be entitled to a termination payment under clause (a) (or, if applicable, clause (b)).

      11.5 MSTI TERMINATION PAYMENTS.

            (a) If this Agreement is terminated by Citizens because there is a Breach of MSTI's representations or warranties (but not including any such Breach in existence on the Agreement Date), unless (i) such Breach is a result of the failure by Citizens to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder, or (ii) such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either Citizens or MSTI on a consolidated basis, then provided Citizens is in material compliance with all of its material obligations under this Agreement, then MSTI shall pay to Citizens, upon its written demand, an amount equal to One Million Dollars ($1,000,000).

            (b) If this Agreement is terminated by Citizens because: (i) MSTI committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (ii) there is a Breach in existence as of the Agreement Date of MSTI's representations or warranties; unless (x) in the case of clause (i), such Breach is a result of the failure by Citizens to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or (y) in the case of either clause (i) or (ii), such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either MSTI or Citizens on a consolidated basis, then MSTI shall pay to Citizens, upon its written demand, an amount equal to Two Million Three Hundred Thousand Dollars ($2,300,000).

            (c) The sums payable by MSTI under this SECTION 11.5 shall constitute liquidated damages and Citizens' receipt thereof shall be Citizens' sole and exclusive remedy under this Agreement for all Breaches of this Agreement by MSTI. The parties acknowledge that the termination payment payable by MSTI under clause (a) of this SECTION 11.5 and the termination payment payable by MSTI under clause (b) of this SECTION 11.5 are mutually exclusive, and, to that end, acknowledge that (i) if Citizens has received a termination payment under clause (a) of this SECTION 11.5, Citizens shall not be entitled to a termination payment under clause (b), and (ii) if Citizens has received a termination payment under clause (b) of this SECTION 11.5, Citizens shall not be entitled to a termination payment under clause (a).

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                                   ARTICLE 12
                                  MISCELLANEOUS

      12.1 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

      12.2 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

      12.3 WAIVER. Except as provided in ARTICLE 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      12.4 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

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                  If to MSTI, to:

                         Main Street Trust, Inc.
                         100 W. University Avenue
                         P. O. Box 4028
                         Champaign, Illinois  61824
                         Telephone:  (217) 351-6568
                         Telecopier: (217) 351-6551
                         Attention:  Mr. Van A. Dukeman
                                     President and Chief Executive Officer

                  with copies to:

                         Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive, Suite 2700
                         Chicago, Illinois  60606
                         Telephone:  (312) 984-3100
                         Telecopier: (312) 984-3193
                         Attention:  John E. Freechack, Esq.

                  If to Citizens, to:

                         Citizens First Financial Corp.
                         2101 North Veterans Parkway
                         P.O. Box 1207
                         Bloomington, Illinois 61702-1207
                         Telephone:  (309) 661-8700
                         Telecopier: (309) 661-0707
                         Attention:  C. William Landefeld

                  with copies to:

                         Howard & Howard Attorneys PC
                         Comerica Building
                         151 South Rose Street, Suite 800
                         Kalamazoo, Michigan  49007
                         Telephone:  (269) 382-8765
                         Telecopier: (269) 382-1568
                         Attention:   Joseph B. Hemker, Esq.

or to such other Person or place as Citizens shall furnish to MSTI or MSTI shall furnish to Citizens in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business

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Day after deposit with such service; and (d) if by telecopier, on the next
Business Day if also confirmed by mail in the manner provided in this Section.

      12.5 ENTIRE AGREEMENT. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, including the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

      12.6 MODIFICATION. This Agreement may not be amended except by a written agreement signed by each of Citizens and MSTI. Without limiting the foregoing, Citizens and MSTI may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the Citizens Stockholders shall affect the rights of Citizens' stockholders in any manner that is materially adverse to such Persons.

      12.7 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

      12.8 FURTHER ASSURANCES. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      12.9 SURVIVAL. The representations, warranties and covenants contained herein shall not survive beyond the Closing.

      12.10 COUNTERPARTS. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                      [THIS SPACE LEFT INTENTIONALLY BLANK]

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

CITIZENS FIRST FINANCIAL CORP.           MAIN STREET TRUST, INC.

By: /s/ C. William Landefeld             By: /s/ Van A. Dukeman
    ------------------------------------    ---------------------------
    Name: C. William Landefeld              Name: Van A. Dukeman
    Title: President and Chief Executive    Title: President and Chief Executive
Officer                                  Officer

CITIZENS ACQUISITION LLC

By: Main Street Trust, Inc., its sole member

By: /s/ Van A. Dukeman
    ------------------------------
    Name: Van A. Dukeman
    Title: President

Signature page to Merger Agreement